EXHIBIT 10.1

INTEREST PURCHASE AGREEMENT

By and Among

SHEA DEVELOPMENT CORP.
a Nevada corporation

WOW GLOBAL CORPORATION, LLC
a Pennsylvania limited liability company

SUBHASH CHANDER

and

SARITA KHATRI

Dated as of November 28, 2007

i

2.24	Foreign Corrupt Practices Act	22

2.25	Approvals	22

2.26	Leases	22

2.27	Patriot Act	22

2.28	Disclosure	22

2.29	Compliance with Regulation D; Shareholders	22

2.30	Certifications	23

2.31	Sufficiency of Assets	23

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BUYER	23

3.1	Organization, Standing and Power	23

3.2	Capital Structure of Buyer	23

3.3	Authority	23

3.4	No Conflicts	24

3.5	Finders and Brokers	24

3.6	Buyer Consents	24

3.7	SEC Filings	24

3.8	Financial Statements of Buyer	24

3.9	Litigation	25

3.10	Disclosure	25

3.11	No Representation	25

ARTICLE 4	CONDUCT PRIOR TO THE CLOSING	25

4.1	Conduct of Business of the Company	25

4.2	No Solicitation	26

ARTICLE 5	ADDITIONAL AGREEMENTS	27

5.1	Access to Information	27

5.2	Confidentiality	27

5.3	Expenses	28

5.4	Public Disclosure	28

5.5	Approvals	28

5.6	Notification of Certain Matters	28

5.7	Additional Documents and Further Assurances	28

5.8	Company’s Accountants	29

5.9	Commercially Reasonable Efforts	29

5.10	Agreement to Defend and Indemnify	29

5.11	Employment Matters	29

5.12	Certain Tax Matters	30

5.13	Conversion of Shares	32

5.14	Buyer Required Consent	33

5.15	Company Operations	33

5.16	Registration	33

ARTICLE 6	CONDITIONS TO THE ACQUISITION	33

6.1	Conditions to Obligations of Each Party to Effect the Transaction	33

6.2	Additional Conditions to Obligations of the Company and Members	34

6.3	Additional Conditions to the Obligations of Buyer	34

ARTICLE 7	INDEMNIFICATION	36

7.1	Survival of Representations, Warranties, Covenants and Agreements	36

7.2	Indemnification	36

7.3	Third-Party Claims	37

7.4	Earn-Out Escrow Offset	38

7.5	Limitations	38

7.6	Calculation of Losses	38

ARTICLE 8	TERMINATION, AMENDMENT AND WAIVER	39

8.1	Termination	39

8.2	Effect of Termination	39

8.3	Non-Solicit	39

ARTICLE 9	MISCELLANEOUS PROVISIONS	40

9.1	Notices	40

9.2	Entire Agreement	41

9.3	No Acceleration	41

9.4	Further Assurances; Post-Closing Cooperation	41

9.5	Amendment	41

9.6	Extension	42

9.7	Waiver	42

9.8	Third Party Beneficiaries	42

9.9	Members’ Representative	42

9.10	No Assignment; Binding Effect	43

9.11	Headings	43

9.12	Invalid Provisions	43

9.13	Governing Law	43

9.14	Construction	43

9.15	Counterparts	43

9.16	Specific Performance	44

ARTICLE 10	DEFINITIONS	44

10.1	Definitions	44

10.2	Construction	52

Exhibits

Exhibit A — Non-Competition Agreements

Exhibit B — General Releases

Exhibit C — Escrow Agreement

Exhibit D — Employment Agreement

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2007, by and among Shea Development Corp., a Nevada corporation (“Buyer”), WOW Global Corporation, LLC, a Pennsylvania limited liability company (the “Company”), and Subhash Chander (“Chander”) and Sarita Khatri (“Khatri”) constituting the holders of all outstanding equity interests of the Company (Chander and Khatri are each a “Member” and, collectively, the “Members”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

A.            WHEREAS, Buyer desires to acquire all of the outstanding equity interests of the Company (the “Interests”);

B.            WHEREAS, in connection with the foregoing, the parties hereto desire that each Member enter into a Non-competition and Non-solicitation Agreement in substantially the forms attached hereto as Exhibit A (a “Non-Competition Agreement”) and a General Release Agreement in substantially the forms attached hereto as Exhibit B (the “General Release”); and

C.            WHEREAS, in connection with the purchase and sale of the Interests, the parties desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions to the closing of the purchase and sale of the Interests, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE 1
PURCHASE OF INTERESTS

1.1           Purchase of Interests.

(a)           Purchase of Interests.  Upon the terms and subject to the conditions set forth in this Agreement, the Members shall sell to the Buyer and the Buyer shall purchase from the Members all of the Interests of the Company held by the Members (with 52% of the outstanding Interests held by Khatri and 48% of the Interests held by Chander), and the Members shall surrender all incidences of ownership of the outstanding Interests held by the Members at the Closing, and shall execute appropriate instruments of conveyance with respect thereto.

(b)           Certain Definitions.  For purposes of the Agreement, the following terms shall have the following meanings:

(i)            “Audit Fees” shall mean the reasonable fees and expenses incurred by Company in connection with the financial review and audits contemplated by Section 5.8.

(ii)           “Closing Cash Consideration” shall mean an amount equal to (i) $5,350,000 less (ii) the sum of (a) the Estimated Company Debt, (b) the Estimated Working Capital Deficit, if applicable, (c) the Closing Date Payment and (d) the Company Transaction Costs accrued and not paid as of the Closing and plus (iii) the Estimated Working Capital Surplus, if applicable, with such Closing Cash Consideration to be held in the Closing Payment Escrow until the Payment Date.

(iii)          “Closing Payment Escrow” shall mean that certain escrow account into which the Closing Cash Consideration and Closing Shares shall be paid to be held until the Payment Date.

(iv)          “Closing Date Payment” shall mean an aggregate of $100,000 to be paid to the Members at Closing.

(v)           “Payment Date” shall mean January 2, 2008.

(vi)          “Company Debt” shall mean the amount payable by the Company as debtor, borrower, issuer, guarantor, or surety pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, or pursuant to a lease that is required to be capitalized in accordance with GAAP, including, without limitation, those certain Notes payable to Denice Stokes and James A. Stokes, Jr.  For the avoidance of doubt, Company Debt shall not include accounts payable or payroll-related liabilities.

(vii)         “Company Transaction Costs” shall mean all fees, costs and expenses payable to any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with negotiation or consummation of the transactions contemplated by this Agreement and any sales process undertaken by the Company prior to the Closing, with the exception of the Audit Fees.

(viii)        “Chander Closing Cash Amount” shall mean a cash amount equal to the product of (i) 48 percent and (ii) the Closing Cash Consideration.

(ix)           “Khatri Closing Cash Amount” shall mean a cash amount equal to the product of (i) 52 percent and (ii) the Closing Cash Consideration.

(x)            “Closing Shares” shall mean an aggregate of 4,000,000 shares of Buyer Common Stock issued to the Members at Closing, to be held in the Closing Payment Escrow until the Payment Date.

(xi)           “Escrow Shares” shall mean an aggregate of 4,000,000 shares of Buyer Common Stock issued to the Members at Closing and held in the Earn-Out Escrow, to be delivered to the Members upon satisfaction of the conditions set forth in Section 1.5 and subject to the indemnification provisions of Article 7.

(xii)          “Earn-Out Escrow” shall mean that certain escrow account with the Escrow Agent established by mutual agreement of the parties to hold the Escrow Shares, subject to delivery to the Members upon satisfaction of the conditions set forth in Section 1.5 and subject to the indemnification provisions of Article 7.

(xiii)         “Total Closing Consideration” shall mean the Closing Cash Amount and the Closing Shares.

(xiv)        “Working Capital Reserve” shall mean $100,000, which amount shall be placed in the Working Capital Escrow and shall be distributed in accordance with Section 1.3(c).

(xv)         “Working Capital Escrow” shall mean that certain escrow account with the Escrow Agent established by mutual agreement of the parties to hold the Working Capital Reserve, subject to distribution in accordance with Section 1.3(c).

(xvi)        “Escrow Agreement” shall mean that certain escrow agreement, in substantially the form attached hereto as Exhibit C, entered by mutual agreement of the parties, with the Escrow Agent governing the rights of the parties hereto with respect to the Closing Payment Escrow, Earn-Out Escrow and Working Capital Escrow and the distribution of the Closing Payment, Earn-Out Shares and Working Capital Reserve therefrom.

(xvii)       “Escrow Agent” shall mean U.S. Bank National Association.

(c)           Purchase Price.  As consideration for the Interests, subject to the terms and conditions of this Agreement, Buyer shall pay to the Members the following amounts and forms of consideration (collectively, the “Purchase Price”):

(i)            At Closing, by wire transfer of immediately available funds, Buyer shall pay to the account(s) designated by the Members, $52,000 to Khatri and $48,000 to Chander, such amounts representing the Members pro rata share of the Closing Date Payment.

(ii)           At Closing, Buyer shall pay into the Closing Payment Escrow, by wire transfer of immediately available funds, the Closing Cash Consideration, with the Escrow Agent to be directed to pay Chander the Chander Closing Cash Amount and Khatri the Khatri Closing Cash Amount on, and in no event before, the Payment Date.

(iii)          At Closing, Buyer shall deliver into the Closing Payment Escrow, the Closing Shares as follows, with the Escrow Agent to be directed to deliver the Closing Shares to the Members in such proportion on, and in no event before the Payment Date:

Chander:                        1,920,000 shares

Khatri:                            2,080,000 shares

(iv)          At Closing, Buyer shall deliver the Escrow Shares to the Earn-Out Escrow, as set forth below, to be held in escrow subject to satisfaction of the conditions in Section 1.5 and subject to the indemnification provisions of Article 7:

Chander:                        1,920,000 shares

Khatri:                            2,080,000 shares

(v)           At Closing, by wire transfer of immediately available funds, Buyer shall deposit the Working Capital Reserve into the Working Capital Escrow, as set forth below, to be held in escrow subject to Section 1.3.

(d)           Other Closing Payments.  At Closing, Buyer shall pay the Company Debt and the Company Transaction Costs in accordance with a schedule to be provided to Buyer by Company not later than 3 Business Days prior to the Closing Date.

1.2           Closing Estimates; Closing Working Capital Adjustments.

(a)           The parties have contemplated that the Working Capital of the Company as of the Closing Date (the “Closing Working Capital”) will be Two Hundred Sixty Thousand Dollars ($260,000) (the “Working Capital Target”).  “Working Capital” shall mean an amount (which may be positive or negative) equal to the current assets of the Company less the current liabilities of the Company; provided, however, that (i) the amount of current liabilities will not include the Company Debt or the Company Transaction Costs, and (ii) for the avoidance of doubt, the amount of current liabilities will include the Audit Fees that remain payable at the Closing and Member’s Portion of Accounting Transition Taxes.  For purposes of this Agreement, Working Capital shall be calculated in accordance with the Estimated Closing Balance Sheet and in accordance with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Audited Financial Statements.

(b)           No later than three (3) Business Days prior to the Closing, Company shall cause to be prepared and delivered to Buyer a certificate signed by the Chief Financial Officer of the Company attaching (i) a consolidated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP, applied on a basis consistent with and using the same practices and methods used in the preparation of the Audited Financial Statements; (ii) a reasonable and good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), which shall be determined so as to be consistent with the Estimated Closing Balance Sheet; and (iii) a reasonable and good faith estimate of the Company Debt as of the Closing Date (the “Estimated Company Debt” and, collectively with the Estimated Closing Balance Sheet and Estimated Working Capital, the “Closing Estimates”), which shall be determined so as to be consistent with the Estimated Closing Balance Sheet.  The Closing Estimates shall be prepared by the same accounting firm that prepared the Company’s Nine Month Financial Statements (as defined below) and certified and delivered by the Company’s Chief Financial Officer.  Upon delivery of the Closing Estimates, Company shall provide Buyer and its representatives with reasonable access to the officers, accounting firm personnel, employees, agreements and books and records of Company to verify the accuracy of such amounts.  In the event that Buyer does not agree with Company’s estimates, Company and Buyer shall negotiate in good faith to mutually agree as promptly as practicable on acceptable estimates of the Estimated Working Capital and Estimated Closing Debt.

(c)           Any amount by which the Estimated Working Capital is less than the Working Capital Target shall be deemed the “Estimated Working Capital Deficit.”  Any amount by which the Estimated Working Capital is greater than the Working Capital Target shall be deemed the “Estimated Working Capital Surplus.”

1.3           Post-Closing Working Capital Adjustments.

(a)           The extent by which the Closing Working Capital is less than the Estimated Working Capital, shall be deemed the “Working Capital Deficit,”  and the extent by which the Closing Working Capital is greater than the Estimated Working Capital shall be deemed the “Working Capital Surplus.”  Any Working Capital Deficit or Working Capital Surplus, as the case may be, shall be paid to the Buyer or the Members, as applicable, in accordance with Section 1.3(c), below.

(b)           Within fifteen (15) Business Days following the Closing, the Company shall prepare in good faith and deliver to the Members’ Representative, as defined below, its calculation of the Company’s Closing Working Capital.  If the Members’ Representative approves in writing such calculation of Closing Working Capital (which approval shall not be unreasonably withheld, or fails to object to such calculation within the fifteen (15) Business Day period set forth below), such amount shall become the “Closing Working Capital” for purposes hereof.  If the Members’ Representative does not approve such calculation, then, within fifteen (15) Business Days following receipt by the Members’ Representative of the Company’s calculation of Closing Working Capital, the Members’ Representative shall submit in writing to the Company his calculation of Closing Working Capital prepared in good faith along with supporting documentation provided in reasonable detail, and the parties shall cooperate in good faith until a mutually acceptable calculation of Closing Working Capital is determined, which shall then become the “Closing Working Capital” for purposes hereof.  In the event that the parties are unable to agree on the Closing Working Capital within five (5) Business Days following notice from the Members’ Representative that he objects to the Company’s calculation, and the difference between the Members’ Representative’s calculation and the Company’s calculation is $50,000 or less, then the “Closing Working Capital” for purposes hereof shall be the average of the Company’s Closing Working Capital calculation and the Members’ Representative’s Closing Working Capital calculation.  In the event that the difference between the Company’s and the Members’ Representative’s Closing Working Capital estimates exceeds $50,000, the parties shall jointly select and retain a nationally recognized independent firm of certified public accountants (the “Accounting Firm”) to determine the Closing Working Capital for purposes hereof; provided, however, that the Accounting Firm shall not determine Closing Working Capital to be less than the Company’s Closing Working Capital estimate pursuant to this paragraph.  The cost of such review by the Accounting Firm shall be borne equally by Buyer on the one hand and the Members on the other.  All Closing Working Capital calculations shall be prepared using the same accounting methods, standards, policies, practices, classifications and estimation methodologies as were used to prepare the Audited Financial Statements.  The Company will consult with the Members’ Representative in the preparation of its calculation of Closing Working Capital.  Prior to and following the delivery by the Company of its calculation of Closing Working Capital, the Company shall provide the Members’ Representative and his advisors reasonable access to the books and records of the Company, including work papers of its accountants, and to any employees to the extent necessary for Members’ Representative to prepare his calculation of Closing Working Capital and to evaluate the Company’s calculation of Closing Working Capital.

(c)             Following the determination of Closing Working Capital in accordance with the procedures set forth above, (i) the Escrow Agent shall be directed by joint written instruction of the Members’ Representative and the Buyer to pay the amount of the Working Capital Deficit, if any, to the Buyer  out of the Working Capital Reserve within five (5) Business Days of such determination, and, to the extent the Working Capital Deficit exceeds the Working Capital Reserve (the “Deficit Shortfall”), the Members shall forfeit, and the Escrow Agent shall return to Buyer to retire and cancel, that number of Escrow Shares equal in value on the date of such determination, to the Deficit Shortfall; and (ii) the Buyer shall pay the amount of the Working Capital Surplus, if any, to the Members on a pro rata basis in accordance with their respective equity interests in the Company within five (5) Business Days of such determination.  Following the deduction of the Working Capital Deficit, if any, from the Working Capital Reserve, any remaining amount, or the entire Working Capital Reserve in the event there is no Working Capital Deficit, shall be distributed by the Escrow Agent to the Members on a pro rata basis in accordance with their respective former equity interests in the Company within five (5) Business Days from the Working Capital Escrow.

1.4           Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Interests (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025 or at such other place as parties mutually agree, at 10:00 a.m. local time on the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as parties mutually agree upon in writing (the “Closing Date”); provided, however, that the effective time of the Closing shall be deemed to be 11:59:59 p.m on the Closing Date.  On the Closing Date, Buyer will deliver the Total Closing Consideration to the Members in accordance with Section 1.1(c); and Company, Buyer and the Members will cross-deliver the certificates and other documents and instruments to be cross-delivered pursuant to Article 6 below.

1.5           EBITDA Milestones for Escrow Shares; Method Of Payment.  In accordance with Section 1.1(c), the Escrow Agent shall, if earned by the Company pursuant to the terms of this Section 1.5, be directed by joint written instruction of the Members’ Representative and Buyer to deliver to the Members, on a pro rata basis, the applicable number of Escrow Shares, if any, subject in all cases to Article 7.  The Escrow Shares shall be delivered by the Escrow Agent to Members or Buyer subject to and conditioned upon satisfaction of the following events:

(a)           For the twelve-month period ending December 31, 2008 (“Calendar Year 1”):

(i)            If the Company achieves EBITDA in an amount of at least $2,000,000 (the “2008 EBITDA Target”) during Calendar Year 1, then the Escrow Agent shall be directed to deliver, pursuant to the terms of the Escrow Agreement, 1,333,334 of the Escrow Shares (as adjusted for any stock splits, stock dividends, reverse splits, reorganization or otherwise) (the “2008 Escrow Shares”) to the Members, on a pro rata basis, in accordance with the terms of this Section 1.5.

(ii)           If the Company’s EBITDA for Calendar Year 1 is at least $1,500,000 (the “2008 EBITDA Floor”) but is less than the 2008 EBITDA Target, for each $1.00 by which the Company’s Calendar Year 1 EBITDA falls below the 2008 EBITDA Target two (2) shares of the 2008 Escrow Shares shall be forfeited by the Members and shall be returned by the Escrow Agent to the Buyer to be retired and canceled.  Any remaining portion of the 2008 Escrow Shares shall be delivered by the Escrow Agent to the Members, on a pro rata basis, in accordance with the terms of this Section 1.5 and the Escrow Agreement.

(iii)          If the Company fails to achieve the 2008 EBITDA Floor, the  2008 Escrow Shares shall be forfeited by the Members and shall be returned by the Escrow Agent to the Buyer to be retired and canceled.

(b)           For the twelve-month period ending December 31, 2009 (“Calendar Year 2”):

(i)            If the Company achieves EBITDA in an amount of at least $2,500,000 (the “2009 EBITDA Target”) during Calendar Year 2, then the Escrow Agent shall be directed to deliver, pursuant to the terms of the Escrow Agreement, 1,333,333 of the Escrow Shares (as adjusted for any stock splits, stock dividends, reverse splits, reorganization or otherwise) (the “2009 Escrow Shares”) to the Members, on a pro rata basis, in accordance with the terms of this Section 1.5.

(ii)           If the Company’s EBITDA for Calendar Year 2 is at least $2,000,000 (the “2009 EBITDA Floor”) but is less than the 2009 EBITDA Target, for each $1.00 by which the Company’s Calendar Year 2 EBITDA falls below the 2009 EBITDA Target two (2) shares of the 2009 Escrow Shares shall be forfeited by the Members and shall be returned by the Escrow Agent to the Buyer to be retired and canceled.  Any remaining portion of the 2009 Escrow Shares shall be delivered by the Escrow Agent to the Members, on a pro rata basis, in accordance with the terms of this Section 1.5 and the Escrow Agreement.

(iii)          If the Company fails to achieve the 2009 EBITDA Floor, the  2009 Escrow Shares shall be forfeited by the Members and shall be returned by the Escrow Agent to the Buyer to be retired and canceled.

(c)           For the twelve-month period ending December 31, 2010 (“Calendar Year 3”):

(i)            If the Company achieves EBITDA in an amount of at least $3,000,000 (the “2010 EBITDA Target”) during Calendar Year 3, then the Escrow Agent shall be directed to deliver, pursuant to the terms of the Escrow Agreement, 1,333,333 of the Escrow Shares (as adjusted for any stock splits, stock dividends, reverse splits, reorganization or otherwise) (the “2010 Escrow Shares”) to the Members, on a pro rata basis, in accordance with the terms of this Section 1.5.

(ii)           If the Company’s EBITDA for Calendar Year 3 is at least $2,500,000 (the “2010 EBITDA Floor”) but is less than the 2010 EBITDA Target, for each $1.00 by which the Company’s Calendar Year 3 EBITDA falls below the 2010 EBITDA Target two (2) shares of the 2010 Escrow Shares shall be forfeited by the Members and shall be returned by the Escrow Agent to the Buyer to be retired and canceled.  Any remaining portion of the 2010 Escrow Shares shall be delivered by the Escrow Agent to the Members, on a pro rata basis, in accordance with the terms of this Section 1.5 and the Escrow Agreement.

(iii)          If the Company fails to achieve the 2010 EBITDA Floor, the 2010 Escrow Shares shall be forfeited by the Members and shall be returned by the Escrow Agent to the Buyer to be retired and canceled.

(d)           Determination of Company EBITDA; Dispute Resolution.  Within 45 days following the end of each Calendar Year that is subject to the Company EBITDA targets above, the Company shall deliver to the Members’ Representative, a worksheet setting forth the computation of the Company’s total EBITDA for the prior year, which computations shall be made using the Buyer’s then existing accounting policies and methodologies in accordance with GAAP, consistently applied.  Prior to and following the delivery by the Company of its computation of total EBITDA for the prior year, the Company shall provide the Members’ Representative and his advisors reasonable access to the books and records of the Company, including work papers of its accountants, and to any employees to the extent necessary for Members’ Representative to prepare his calculation of such EBITDA and to evaluate the Company’s calculation of such EBITDA.  If the Members’ Representative approves in writing such EBITDA calculation or if the Members’ Representative does not notify the Company in writing that he disagrees with the Company’s computation of EBITDA, and the extent of such disagreement, within thirty (30) days of his receipt of such worksheet, such amount shall become the applicable EBITDA calculation for purposes hereof, and shall be conclusive and binding upon the parties hereto.  Any such notice of disagreement from the Members’ Representative shall include a worksheet setting forth the Members’ Representative’s computation of EBITDA together with a copy of any information used in making such computation.  If the Company disagrees with the Members’ Representative’s computation, an officer of the Company shall promptly meet with the Members’ Representative and the parties shall attempt in good faith to reach a resolution of such disagreement.  If such disagreement is not resolved within fifteen (15) days after the Company’s receipt of the Members’ Representative’s notice of dispute, the parties shall request the Accounting Firm to compute the amount of EBITDA in accordance with this Section 1.5(d) for the applicable period as promptly as practicable and such computation shall be binding upon the parties hereto.  The expenses of the Audit Firm shall be borne equally by the Company and the Members.  The Escrow Agent shall not be directed to deliver any Escrow Shares, until the period during which the Members’ Representative may object to the amount of Company EBITDA has lapsed or, if properly contested in accordance with the provisions hereof, the amount of EBITDA has been agreed upon by the parties or calculated by the Audit Firm.

(e)           For purposes hereof, “EBITDA” means, for any specified period, earnings before interest expense, interest income, income taxes, depreciation, amortization and all non-cash charges and non-cash credits required by GAAP (including, without limitation, stock compensation and fair value adjustments); provided, however, the amount of the costs of Buyer’s Corporate Management Team and Merger & Acquisitions Team allocated to the Company shall be added back to increase such earnings; and provided, further, that the costs of general insurance, employee benefit plans, employee payroll directly associated with the Company employees and audit, consulting or legal services directly associated with the operation Company will be included among the costs used to determine such earnings so long as the Company is operated in accordance with Section 1.5(g) hereof.

(f)            Rights Not Transferable.  The contingent rights of the Members to the Escrow Shares are personal to each Member and shall not be transferable for any reason other than by operation of Law, will or the Laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(g)           Operations during the Calculation Period.  During each Calendar Year, as long as Chander continues to be employed by the Buyer or the Company, Buyer shall operate the business of the Company subject to Buyer’s and Members’ Representative’s agreement to cooperate in good faith with respect to the operations of the Company and the Members’ ability to earn the Escrow Shares in accordance with Section 1.5(a), (b) and (c).  If Buyer and Members’ Representative do not mutually agree with regard to the operation of a material aspect of the Company’s business, such matter shall be submitted to the Board of Directors of Buyer to be resolved in good faith, which resolution shall be accepted by Buyer and the Members.

1.6           Exemption from Registration; Restricted Securities.  The shares of Buyer Common Stock to be issued pursuant to this Agreement (including the Closing Shares and the Escrow Shares) will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom.  The certificates issued by Buyer with respect to the shares of Buyer Common Stock shall include the legend set forth in Section 1.7 and such other such legends as may be reasonably necessary to comply with applicable U.S. federal securities laws and applicable Blue Sky laws.  The Members understand that Buyer Common Stock issued or issuable hereunder are characterized as “restricted securities” under applicable U.S. federal and state securities laws in as much as they are being acquired from Buyer in a transaction not involving a public offering and that, pursuant to these laws and applicable regulations such shares may be resold without registration under the Securities Act only in if Buyer has received an opinion of counsel or other evidence, reasonably satisfactory to Buyer and its counsel, that such registration is not required.  In the absence of an effective registration statement covering the shares of Buyer Common Stock or an available exemption from registration under the Act, such shares must be held indefinitely. In this connection, each Member represents that he or she is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

1.7           Legends.  Members understand that Buyer Common Stock, and any securities issued in respect thereof or exchange therefor, may bear the following legends:

(a)           “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

(b)           Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND MEMBERS

The Company and each Member hereby, jointly and severally, represent and warrant, on behalf of themselves and the Company, to Buyer at and as of the date hereof, subject solely to the corresponding Schedules with respect to specific sections of this Article 2 as follows.

2.1           Organization and Qualification.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has full limited liability company power and authority to conduct its business as now conducted and to own, use, license and lease its Assets and Properties.  The Company wholly owns the Subsidiaries listed in Schedule 2.1 and the does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.  The Company has not agreed nor is it obligated to make, nor is it bound by any written agreement or contract as in effect as of the date hereof to make any future investment in or capital contribution to any other Person.  The Company has not guaranteed any obligation of any Subsidiary or any other Persons in which it owns or has owned any equity or other financial interest.  The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on the Company.  Schedule 2.1 sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business.

(b)           The Company has no Subsidiaries, except as contemplated by Section 5.15.

2.2           Authority Relative to this Agreement.  The Company has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action by the Company and the Members, and no other action is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.3           Capitalization.  As of the date hereof, all Interests of the Company are owned by the Members in the amounts set forth in Schedule 2.3 hereto, each Member has good and valid legal title to his or her Interests free and clear of all Liens, and all such Interests have been issued in compliance with all applicable federal, state and foreign securities Laws. No person or entity other than the Members has a beneficial or other interest in, or a right to acquire, any securities or ownership interests (including any interest in the Company’s profits or losses) of the Company (whether pursuant to statute, the Operating Agreement, or any agreement or otherwise) to which the Company or any Member is a party or by which it or they are bound, or obligating the Company or any Member to grant, extend, accelerate the vesting of, change the price or otherwise amend or enter into any option, warrant, call, right, or other commitment or agreement to acquire securities or ownership interests of the Company.  Neither the Company nor any Member is a party or subject to any agreement or understanding, and, to the Company’s and each Member’s knowledge, there is no agreement, arrangement or understanding between or among any other Persons, which affects, restricts or relates to voting or transferability of the Interests.

2.4           No Conflicts.  Except as set forth in Schedule 2.4, the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not:

(a)           conflict with or result in a violation or breach of any terms, conditions or provisions of the Operating Agreement;

(b)           conflict with or result in a violation or breach of any Law or Order applicable to the Company or by which any of its Assets and Properties is bound or affected; or

(c)           (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract  or License to which the Company is a party or by which the Company or its Assets and Properties is bound or affected.

2.5           Books and Records; Organizational Documents.  Any minute books, including any  register of the Interests, and other similar records of the Company that have been provided or made available to Buyer, its representatives or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  To the extent there are any, such minute books contain a true and complete record of all material actions taken at all meetings through the date hereof.  The Company has delivered to Buyer a true, correct and complete copy of its operating agreement, certificate of formation and other charter documents, each as amended to date, of the Company.  To Company’s knowledge, the Company is not in violation of any provisions of its certificate of formation, operating agreement or other charter documents.

2.6           Company Financial Statements.

(a)           The Company has delivered to Buyer copies of the Company Financial Statements, which have been prepared in accordance with accounting principles consistently applied and maintained throughout the periods indicated.  When delivered, the Company Financial Statements will present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein (subject to normal year-end adjustments and except that unaudited financial statements do not contain all required footnotes).  The statements of income and cash flow included in the Company Financial Statements do not contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation in all material respects.  Except as set forth in Schedule 2.6(a), since the Financial Statement Date, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

(b)           Neither the Company nor the Members has identified or been made aware of (i) any fraud, whether or not material, that involves the management of the Company or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

(c)           Other than as listed in Schedule 2.6(c), the Company has no Indebtedness.

2.7           Absence of Changes.  Since the Financial Statement Date, (i) there has not been any occurrence or event with respect to the Company, which, individually or in the aggregate, could be reasonably expected to have any Material Adverse Effect on the Company and (ii) there has not been any of the following, with respect to the Company:

(a)           the entering into of a material Contract, commitment or transaction, the material amendment or other material modification of any material Contract, commitment or transaction, or the incurrence of any Liabilities, in each case outside of the ordinary course of business consistent with the Company’s past practice;

(b)           except as set forth on Schedule 2.7(b), the making of any distribution (whether in cash, equity or property) in respect of any Interests or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for Interests;

(c)           to the Company’s and each Member’s knowledge, any disposition or sale of, waiver of rights to, lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than in the ordinary course of business consistent with the Company’s past practice;

(d)           except as set forth on Schedule 2.7(d), the making of any capital expenditures, lease commitments or other capital commitments by the Company in an amount in excess, individually or in the aggregate, of fifty thousand dollars ($50,000) except in the ordinary course of business consistent with the Company’s past practice ;

(e)           the failure to pay or otherwise satisfy material Liabilities of the Company when due;

(f)            the incurrence of any Company Debt, except in the ordinary course of business consistent with the Company’s past practice;

(g)           change in the Company’s authorized or issued equity; grant of any option or right to purchase equity of the Company; issuance of any security convertible into such equity; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of such equity or amendment or modification of the rights of either Member;

(h)           amendment to the Certificate of Organization and Operating Agreement of the Company;

(i)            except in the ordinary course of business consistent with the Company’s past practice, payment or increase by the Company of any bonuses, salaries, or other compensation to any equity holder, director, officer, or employee or entry into any employment, retention, severance, or similar contract with any director, officer, or employee;

(j)            adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(k)           damage to or destruction or loss of any Assets and Properties of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Company;

(l)            entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Fifty Thousand Dollars ($50,000);

(m)          except as set forth in Schedule 2.7(m), receipt of any oral or written notice by a Major Customer of its termination of any Contract or other agreement between the Company and such Major Customer, of its intent to terminate or not to renew such an agreement, or of its intent to reduce the amount of business conducted with or fees paid to the Company ;

(n)           sale (other than sales of inventory in the ordinary course of business consistent with the Company’s past practice), lease, or other disposition of any Assets and Properties of the Company or incurring any mortgage, pledge, or imposition of any lien or other encumbrance on any material Assets and Properties of the Company;

(o)           cancellation or waiver of any claims or rights with a value to the Company in excess of Fifty Thousand Dollars ($50,000);

(p)           material change in the accounting methods used by the Company; or

(q)           agreement by the Company to do any of the foregoing.

2.8           No Undisclosed Liabilities.  Except as set forth in Schedule 2.8, the Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those disclosed or recorded in the Company Financial Statements, and Schedule 2.8 includes all contingent liabilities, including pending or threatened litigation, not required to be disclosed or recorded in the Company Financial Statements, (ii) those incurred in connection with this Agreement or the transactions contemplated hereby or (iii) those incurred in the ordinary course of business consistent with the Company’s past practice.

2.9           [Reserved].

2.10         Taxes.

(a)           The Company and each of its Subsidiaries have (i) prepared or caused to be prepared and timely filed or caused to be timely filed all required federal, state, local and foreign Tax Returns relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Tax Returns are true and correct and have been completed in accordance with applicable law and (ii) timely paid all Taxes required to be paid on or prior to the date hereof (whether or not shown to be due on such Tax Returns).

(b)           The Company is a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and Company will be an S corporation up to and including the Closing Date.  In addition, the Company is properly characterized as a S corporation under the income Tax laws of every state or local jurisdiction in which the Company does business.

(c)           The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of Company’s assets caused by a Section 338(h)(10) Election (if made),

(d)           The Company has not, in the past ten (10) taxable years, (i) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(e)           The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate Tax Authorities (or are properly holding for such timely payment) all Taxes required by law to be withheld or collected.

(f)            To the knowledge of the Members, neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company, any of its Subsidiaries or the Affiliated Company was required to file any Tax Return that was not filed.

(g)           Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(h)           To the knowledge of the Members, no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(i)            The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company or any of its Subsidiaries in filing their respective Tax Returns.

(j)            Schedule 2.10(j) lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and its Subsidiaries for taxable periods ended on or after January 1, 2004, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that, to the knowledge of the Members, currently are the subject of audit.

(k)           The Members have delivered or made available to Buyer copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2004.

(l)            There are (and immediately following the date hereof there will be) no liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than liens for Taxes not yet due and payable.

(m)          Neither the Company’s nor any of its Subsidiaries’ assets is (i) property that is required to be treated as being owned by any other person in accordance with the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, or (ii) treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(n)           Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Return, (ii) ever been a party to any Tax sharing, indemnification or allocation agreement other than standard commercial agreements with third parties entered into in the ordinary course of business, (iii) any liability for the Taxes of any person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (iv) ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(o)           Neither the Company nor any of its Subsidiaries has been, at any time during the applicable period specified in Section 897(c)(1)(A)(i), a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(p)           Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3) year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(q)           Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(r)            The Company or any of its Subsidiaries will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period ending after the date hereof as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) closing agreement under Section 7121 of the Code executed on or prior to the date hereof, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable law), (iv) installment sale or open transaction disposition made on or prior to the date hereof or (v) prepaid amount received on or prior to the date hereof.

(s)           Each of the Company and its Subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as a resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation).  Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a source of income in that jurisdiction.  Neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(t)            The prices for any property or services (or for use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of any applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(u)           Each Member has reviewed with its own tax and other advisors the federal, state, and local and foreign, if applicable, Tax consequences of the sale of the Interests and the transactions contemplated by this Agreement and related transaction agreements.  Each Member is relying solely on such advisors and not on any statements or representations of the Buyer or any of its agents.  Each Member understands that he or she (and not the Buyer) shall be responsible for his or her own Tax liability that may arise as a result of the transactions contemplated by this Agreement.

2.11         Legal Proceedings.

(a)           Except as set forth in Schedule 2.11(a):

(i)            there are no Actions or Proceedings brought or, to the knowledge of the Company or the Members, pending or threatened against the Company or the Assets and Properties of the Company;

(ii)           there are no facts or circumstances known to the Company that would reasonably be expected to give rise to any material Action or Proceeding against the Company; and

(iii)          the Company has not received written notice of, and does not otherwise have knowledge of, any Orders outstanding against the Company.

(b)           Schedule 2.11(b) sets forth all Actions or Proceedings against or by the Company during the last three (3) years.

2.12         Compliance With Laws and Orders.  To the Company’s and each Member’s knowledge, the Company has not violated, and is not currently in violation in any material respect of any Law applicable to the Company or any of its Assets and Properties.

2.13         Benefit Plans.

(a)           Schedule 2.13(a) sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or with respect to which the Company has or may in the future have any liability (contingent or otherwise).  Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 2.13(a) pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b)           The Company has delivered the following documents to the Buyer with respect to each Benefit Plan:  (1) correct and complete copies of all documents embodying such Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental or Regulatory Authority received in the last three years, (8) all discrimination tests for the most recent three plan years, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)           Except as set forth on Schedule 2.13(c), each Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Benefit Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)           No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The term “ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)           To the Company’s knowledge, the Company is not subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  The Company has complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

(f)            No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 2.13(a).

(g)           There is no contract, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (3) trigger any obligation to fund any Benefit Plan.

(h)           No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Company’s knowledge, is threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  To the Company’s knowledge, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental or Regulatory Authority with respect to any Benefit Plan.

(i)            Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (2) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No option to acquire equity interests in the Company (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(j)            Except as set forth on Schedule 2.13(j), no Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”).  With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental or Regulatory Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Company Financial Statements, and (C) no material liability or obligation of the Company exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 2.13(j).

2.14         Title to Property.  The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements or acquired after the Financial Statement Date (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current Taxes not yet due and payable or which are being contested by the Company in good faith, (ii) such imperfections of title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Financial Statements, as applicable and (iv) Liens listed on Schedule 2.14.  The property and equipment of the Company that are used in the operations of its business are in good operating condition subject to normal wear and tear.  All material properties used in the operations of the Company are reflected in the Company Financial Statements.  The Company owns no real property.

2.15         Intellectual Property.

(a)           Except as set forth on Schedule 2.15(a), the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property that is used in the business of the Company, as currently conducted.  As a result of this Agreement, upon Closing, the Members hereby assign to Company all rights, title and interest they possess in such Intellectual Property, if any (“Automatic Assignment”).  For avoidance of doubt and as a condition of this Agreement, in no event shall the Company have any obligation, or provide any additional payment, to Members associated with such Automatic Assignment.  The Company is the sole and exclusive owner of all Company Intellectual Property owned by the Company.

(b)           Except as set forth in Schedule 2.15(b), the Company has not (i) licensed or otherwise provided any Company Intellectual Property in source code form to any third party or (ii) entered into any exclusive license relating to any Company Intellectual Property with any third party.

(c)           Schedule 2.15(c) lists (i) all Registered Intellectual Property that is owned by the Company or in which the Company holds any interest, including, to the knowledge of the Company, the jurisdictions in which each item of such Registered Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any other Person is authorized to use any Company Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property (“Third Party Intellectual Property Rights”), other than non-exclusive licenses for off-the-shelf, generally available software programs licensed under standard, non-negotiated terms.  All Registered Intellectual Property of the Company are valid and subsisting.  The Company has made available to Buyer copies of the documents identified in Sections 2.15(c)(ii) and 2.15(c)(iii) above.

(d)           To the Company’s knowledge, the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, nor has the Company ever received any written notice thereof from any Person.  To Company’s knowledge, no Person (including employees and former employees of the Company) is infringing, misappropriating or otherwise violating or making any unauthorized use or disclosure of any Intellectual Property of the Company or any Third Party Intellectual Property Rights to the extent licensed by or through the Company.

(e)           The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(f)            Except as set forth on Schedule 2.15(f), the Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement, misappropriation or other violation of any Intellectual Property of any Person; and (ii) has not brought any action, suit or proceeding for infringement, misappropriation or other violation of Intellectual Property or breach of any license or agreement involving Intellectual Property against any Person.

(g)           The Company has secured valid written assignments and waiver of any moral rights from consultants and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law, and the Company has made available copies of such documents to Buyer.

(h)           The Company has taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of all confidential Company Intellectual Property (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.

(i)            All products and services of the Company are being and have been provided and performed in compliance in all material respects with the terms and requirements of all applicable agreements and warranties and with all applicable laws.

2.16         Customer Contracts.

(a)           Schedule 2.16(a) contains a true and complete list of those Contracts with customers that represent ninety percent (90%) of the Company’s gross revenue of the Company based on the twelve months ended October 31, 2007, including, without limitation all Contracts and other agreements with each Major Customer.  True and complete copies or, if none, reasonably complete and accurate written descriptions of all such Contracts, together with all amendments and supplements thereto and all continuing waivers of any material terms thereof, have been made available to Buyer prior to the execution of this Agreement.

(b)           Each Contract disclosed in Schedule 2.16(a), is in full force and effect and constitutes, to the Company’s and each Member’s knowledge, a legal, valid and binding agreement, enforceable in accordance with its terms.  Neither the Company nor, to the knowledge of the Company, any other party to such Contract (i) has received notice that it is in violation or breach of or default under any such Contract, (ii) is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), except where such violation or default would not be expected to cause a Material Adverse Effect on the Company or (iii) has received notice of termination or non-renewal of such Contract.

2.17         Insurance.  Schedule 2.17 contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company relating to the Assets and Properties of the Company, copies of which have been provided or made available to the Buyer.  In the three (3) year period ending on the date hereof, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Assets and Properties of the Company, purchase of additional equipment or modification of any of the Company’s methods of doing business.  The insurance coverage provided by the policies set forth on Schedule 2.17 will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the ancillary agreements. Each policy listed on Schedule 2.17 is valid and binding and in full force and effect, all premiums due thereunder have been paid in accordance with their terms, and neither the Company, nor the Person to whom such policy has been issued, has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that would lead to the cancellation of such policies or of any threatened termination of, or premium increase with respect to, any of such policies. The insurance policies listed on Schedule 2.17 are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of their respective Assets and Properties is bound, except where the failure to have such coverage would not result in a Material Adverse Effect on the Company. Schedule 2.17 contains a list of all claims in excess of Ten Thousand Dollars ($10,000) made under any insurance policies covering the Company in the last three (3) years. The Company has not received notice that any insurer under any policy listed (or required to be listed) in Schedule 2.17 is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.18         Affiliate Transactions.

(a)           Except as disclosed in Schedule 2.18(a) or as otherwise contemplated herein, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (1) any current or former officer, member, or to the knowledge of the Company and each Member, any Affiliate or Associate of the Company, (2) any Person who, to the knowledge of the Company, is an Associate of any such officer, member or Affiliate, on the other hand, or (3) any Person in which Members, individually or collectively, hold beneficial ownership of greater than 5% of such Person’s equity securities or hold any partnership or joint venture interest, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any current or former officer, member, Affiliate or Associate of the Company, (iii) no current or former officer, member, Affiliate or Associate of the Company provides or causes to be provided any assets, services or facilities to the Company, (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any current or former officer, member, Affiliate or Associate of the Company.

(b)           Each of the Contracts and Liabilities listed in Schedule 2.18(a), if any, was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or negotiated on an arm’s length basis on terms that were competitive at the time such Contract or Liability was entered into or incurred.

2.19         Employees; Labor Relations.

(a)           The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices and is not engaged in any material respect in any unfair labor practice, except where non-compliance, either individually or collectively, with any of the foregoing by the Company would not result in any material liability.  To Company’s knowledge, the Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to employment insurance, social security, workers compensation, health or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability which constitutes a Material Adverse Effect on the Company.  There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, in any of the foregoing cases, constitutes a Material Adverse Effect on the Company.  The Company is not a party to any collective bargaining agreement or other labor union Contract nor does the Company know of any activities or proceedings of any labor union to organize any such employees.  To the Company’s knowledge, no employees of the Company are in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.  No employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company.

(b)           Schedule 2.19(b) sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person.  The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any officer, director, or employee of, or consultant to, the Company other than as set forth in Article 1 hereof.  To Company’s knowledge, the Company is not a party to any agreement for the provision of labor from any outside agency that would result in treatment of such providers of labor as an employee of the Company.  To Company’s knowledge, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(c)           Except as disclosed on Schedule 2.19(c), during the last three (3) years, there have been no federal or state claims based on employment equity, sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful dismissal, severance pay, payment in lieu of notice or bad faith termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim.

(d)           The Company has complied in all material respects with its obligations: (i) relating to overtime compensation requirements; and (ii) with regard to the compensation owed to independent contractors.

2.20         Environmental Matters.  Other than as listed in Schedule 2.20, the Company does not now own, and has never owned, any fee simple interest in real property, has not violated any Environmental Laws in any material respects and does not generate or store any Hazardous Materials at its facilities.

2.21         Key Suppliers of Independent Contractors.  Schedule 2.21(a) lists all of the Company’s suppliers of independent contractors to which Company has paid or accrued in excess of $100,000 during the prior 12-month period from the date hereof.  To the knowledge of the Company, no such supplier has informed the Company, orally or in writing, of its intention to terminate its relationship with the Company or reduce the amount of business it conducts with the Company.

2.22         Accounts Receivable.  To Company’s knowledge, except as set forth in Schedule 2.22, the accounts and notes receivable of the Company reflected on the Company Financial Statements and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, and (c) are not subject to any valid set-off or counterclaim.

2.23         Brokers.  Except as set forth in Schedule 2.23, neither the Company Group nor the Members, nor anyone acting on their behalf, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.24         Foreign Corrupt Practices Act.  Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or employee or to any political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment which will would reasonably be expected to give rise to a Material Adverse Effect on the Company.

2.25         Approvals.

(a)           No Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such Approval would not constitute a Material Adverse Effect on the Company.

(b)           Except as set forth in Schedule 2.25(b), no non-Governmental or Regulatory Authority Approvals are required to be given to or obtained by the Company from any third parties in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such Approvals would not constitute a Material Adverse Effect on the Company.

(c)           To the Company’s knowledge, the Company has obtained all Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted, except where the failure to obtain such Approvals would not constitute a Material Adverse Effect on the Company, and, during the last three (3) years, there has been no written notice received by the Company of any violation or non-compliance with any such Approvals.  All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Schedule 2.25(c).

2.26         Leases.  Except as set forth on Schedule 2.26, at Closing, the Company will not be a party to any property leases or subleases other than the Domestic Lease and the Foreign Lease pursuant to Section 6.1(c) and (d), respectively, hereto.

2.27         Patriot Act.  The Company, and all of its directors, officers, Affiliates, agents and employees, at all times has been in substantial compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), as amended, and the rules and regulations promulgated thereunder, as applicable to the Company and its Assets and Properties.

2.28         Disclosure.  No representation or warranty contained in this Agreement or any Schedules attached hereto or in any certificate furnished to Buyer pursuant to any provision of this Agreement (including the Company Financial Statements) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading

2.29         Compliance with Regulation D; Shareholders.  Each Member is aware that the Buyer Common Stock to be issued pursuant to this Agreement will constitute “restricted securities” within the meaning of the Securities Act.  Each Member agrees that at no time was such Member presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with this transaction.  Each Member is an “accredited investor” as defined in Regulation D under the Securities Act.

2.30         Certifications.  To the knowledge of the Company, it has not received notice of termination from a customer identified in Schedule 2.16(a) with respect to the Company’s loss of its Women’s Business Enterprises National Council Certification as a result of the consummation of the transactions contemplated by this Agreement.

2.31         Sufficiency of Assets.  The Assets and Properties of the Company constitute all of the material properties, assets, rights, Contracts and claims (other than raw materials, supplies, merchandise and other goods purchased from time to time pursuant to purchase orders in the ordinary course of business and leasehold interests in any leased real properties) that would have been necessary to conduct the business of the Company in substantially the manner in which it was conducted as of the date hereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Members, subject to such exceptions as are disclosed in the corresponding Schedules with respect to specific sections of this Article 3 as follows:

3.1           Organization, Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on Buyer.  Buyer is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or any similar governing instruments or agreements.

3.2           Capital Structure of Buyer.

As of the date hereof, the authorized capital stock (“Capital Stock”) of Buyer consists of 800,000,000 shares of Buyer Common Stock and 60,000,000 shares of Buyer Preferred Stock, all par value $0.001 per share, 10,000,000 of which are designated Series A Preferred Stock and 20,000,000 shares of  which are designated Series B Preferred Stock.  Of such authorized capital stock, 60,609,441 shares of Buyer Common Stock, 2,800,000 shares of Buyer Series A Preferred Stock and 3,600,000 shares of Buyer Series B Preferred Stock are issued and outstanding.  All outstanding shares of Buyer Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.  The shares of Buyer Common Stock to be issued pursuant to the transactions contemplated herein will, upon issuance pursuant to the terms hereof, be duly authorized, validly issued, fully paid, and non-assessable shares of Buyer Common Stock.

3.3           Authority.  Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the Company and Members, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.  The execution, delivery and performance of each of this Agreement and any agreements contemplated hereby to which it is a party have been duly authorized by all necessary action on the part of Buyer and its board of directors.

3.4           No Conflicts.  The execution and delivery by the Buyer of this Agreement and the ancillary agreements to which it is or will be a party does not, and the performance by the Buyer of its obligations under this Agreement and the ancillary agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation or breach of any provisions of the certificate of incorporation or bylaws of the Buyer.

3.5           Finders and  Brokers.  Except as set forth on Schedule 3.5, Buyer has not entered into any contract, arrangement or understanding with any Person, and is not aware of any claim or basis for any claim based upon any act or omission of Buyer or any of its affiliates, which may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.6           Buyer Consents.  Other than approval and filings as required under the federal securities laws or state securities laws or the rules or regulations of any exchange on which Buyer’s Common Stock is listed or quoted, and except as set forth on Schedule 3.6, no consent, order, authorization, waiver, approval or any other action by, or registration, declaration or filing with, any third party or Government or Regulatory Authority is required for Buyer to execute and deliver the Agreement and consummate the transactions contemplated hereby.

3.7           SEC Filings.  Except as set forth on Schedule 3.7:

(a)           Buyer has filed with the SEC on a timely basis all reports required to be filed with the SEC (collectively, the “Buyer SEC Documents”), provided that all filings made in accordance with Rule 12b-25 shall be deemed filed on a timely basis.

(b)           As of its filing date, each Buyer SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (“1933 Act”) and the Securities and Exchange Act of 1934 (“Exchange Act”), as the case may be.

(c)           As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date of such registration statement or amendment became effective, did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.8           Financial Statements of Buyer.  Except as set forth on Schedule 3.8, all financial statements of Buyer, on the EDGAR Database on www.sec.gov, were prepared in accordance with GAAP on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), are correct and complete in all material respects and each present fairly, in all material respects, the financial position of Buyer as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).  The Buyer’s financial statements, to the extent required under applicable U.S. Securities and Exchange Commission (“SEC”) rules  and regulations, have been filed with the SEC.

3.9           Litigation.  Except as set forth in the Buyer SEC Documents, there is no Action or Proceeding pending against, or, so far as is known to Buyer, threatened against Buyer or any of its respective properties or assets, nor is there any judgment outstanding against Buyer or by which Buyer or any of its properties or assets is subject or bound, which could reasonably be expected to prevent Buyer from consummating any of the transactions contemplated hereby.

3.10         Disclosure. Buyer has had full access to the Company’s officers, Members, managers, employees, records, and facilities to the extent the Buyer has deemed necessary to enable the Buyer to fully evaluate the merits and risks of the transactions contemplated by this Agreement.

3.11         No Representation.  Buyer acknowledges that neither the Members nor the Company, nor any agents or representatives acting on behalf thereof, have made any representations and warranties of any type or nature whatsoever with respect to any fact or other matter relating to the condition or value of the Interests, assets or business of the Company, other than as specifically set forth in this Agreement, the Company Disclosure Schedules,  or any certificate or document delivered in connection with this Agreement.  Nothing in the preceding sentence shall be construed to limit any remedy Buyer may have against any Person for fraud or intentional misrepresentation on the basis of acts or omissions in connection with the transactions contemplated by this Agreement.    Buyer further acknowledges that it is not relying on any financial projections that it has received from any party and that neither the Members nor the Company have made any representations and warranties of any type or nature whatsoever with respect to any financial projections.

ARTICLE 4
CONDUCT PRIOR TO THE CLOSING

4.1           Conduct of Business of the Company.  Company and Members agree that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Section 8.1 hereof or the Closing, the Company, each Company Subsidiary and the Affiliated Company shall each (unless otherwise required by this Agreement or Buyer has given its prior written consent to Company) carry on its business in the ordinary course consistent with past practice to pay its Liabilities and Taxes consistent with its past practices, to pay or perform other obligations consistent with its past practices, subject to any good faith disputes over such Liabilities, Taxes and other obligations and to use reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships and goodwill with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it and to cause its Subsidiaries to do the same.

Except as expressly contemplated by this Agreement or disclosed in Schedules, the Company (and each of the Members with respect to subsection (d) below) shall not, without the prior written consent of the Buyer, voluntarily take or agree in writing or otherwise to:

(a)           any of the actions described in Section 2.7 hereof; provided, however, that the Company may distribute cash held by the Company to the Members.

(b)           any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent the applicable party (or parties) from performing or cause the applicable party (or parties) not to perform its agreements and covenants hereunder;

(c)           [Reserved];

(d)           the Members shall not sell, assign, transfer, pledge or encumber the Interests;

(e)           enter into any commercial relationships of any kind that are not in effect at the date hereof with Members or their Affiliates, except as required by this Agreement, including, without limitation, the Domestic Lease and the Foreign Lease;

(f)            the making or changing of any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority or otherwise, except for any of the foregoing which would not reasonably be expected to give rise to a Material Adverse Effect on the Company; or

(g)           any action that will cause a termination of the Company’s election to be treated an “S corporation” under Section 1362 of the Code.

4.2           No Solicitation.

(a)           From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, neither the Company Group nor the Members will, nor will they authorize or permit any of their respective officers, managers, Affiliates or employees or any investment banker, attorney or other consultant, advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.  The Company Group and the Members will immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by the Company Group, or by any officer, manager, affiliate or employee of the Company Group ,or any Member or any investment banker, attorney or other consultant, advisor or representative of the Company Group, or either Member shall be deemed to be a breach of this Section 4.2 by the Company.

(b)           In addition to the obligations of the Company and the Members set forth in Section 4.2(a), each of the Company and the Members as promptly as practicable, and in any event within 24 hours of its receipt, shall advise Buyer orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company Group or such Member reasonably believes would lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.  The Company Group and the Members will keep Buyer informed as promptly as practicable in all material respects of any material amendments or proposed amendments of any such Acquisition Proposal, request or inquiry.

“Acquisition Proposal” shall mean any written offer or proposal (other than an offer or proposal by Buyer) relating to, or involving:  (A) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than 1% of the Interests or any other equity interests of the Company; (B) any merger, consolidation, Business Combination or similar transaction involving the Company  pursuant to which the Members of the Company immediately preceding such transaction hold less than 90% of the Interests or other equity interests in the surviving or resulting entity of such transaction; (C) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of the Company; or (D) any liquidation or dissolution of the Company.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1           Access to Information.  Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable advance notice given to the Company, the Company will (i) give Buyer and its respective officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access during normal business hours to all buildings, offices, and other facilities of the Company Group and to the extent permitted by law to all Books and Records of the Company Group, regardless of where located; (ii) permit Buyer to make such inspections as it may require; (iii) cause its officers to furnish Buyer such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company Group as Buyer from time to time may reasonably request to verify the representations and warranties provided herein, continue due diligence and for integration planning purposes, including without limitation financial statements and schedules; (iv) allow Buyer the reasonable opportunity to interview the Members and those individuals set forth on Schedule 5.1 during normal business hours with the Company’s prior consent, which consent will not be unreasonably withheld or delayed; and; (v) allow Buyer the reasonable opportunity to interview the Major Customers; and (vi) reasonably assist and cooperate with Buyer in the development of integration plans for implementation by Buyer and the Company following the Closing, provided, however, that no investigation pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty made by the Company or the Members herein, and provided further that such assistance and cooperation does not materially interfere with any operations of the Company.

5.2           Confidentiality.  Except as otherwise required by law or court order, the parties, their agents, representatives and employees shall protect and maintain the confidentiality of all matters related to and contemplated by this Agreement and the agreements executed and delivered in connection herewith, including any documents and information exchanged by the parties in connection herewith (“Confidential Matters”), with the same care utilized in the protection of their own confidential or proprietary information.  Furthermore, the parties agree to reveal the Confidential Matters only to their agents, representatives and employees who need to know the Confidential Matters for the purpose of consummating the transaction contemplated hereby, who are informed of the confidential nature of the Confidential Matters, and who agree to act in accordance with the terms and conditions of this Section 5.2. In the event that either of the parties or any of their agents, representatives or employees becomes compelled by court order to disclose any of the Confidential Matters, such party shall provide timely written notice so that the other party may seek a protective order or other appropriate remedy. This Section 5.2 shall not restrict Buyer’s right to interview the Members, Major Customers or those individuals set forth on Schedules 5.1 provided that no Confidential Matters shall be disclosed by Buyer in connection therewith.  Further, information disclosed by Buyer to Members regarding the business and plans of Buyer may constitute or include material non-public information concerning Buyer.  The Members acknowledge that the federal securities laws prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and such material non-public information may not be communicated to any other person.

5.3           Expenses.  Each party hereto shall each bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of investment bankers, brokers, dealers, finders, other financial advisors, attorneys and accountants), subject to Section 1.1(d).  Notwithstanding anything to the contrary herein, in the event that the transactions contemplated by this Agreement are not consummated or this Agreement is terminated for any reason other than (i) a Member’s termination due to Buyer’s willful failure to fulfill any obligation hereunder or Buyer’s failure to cure a breach in accordance with Section 8.1(d), (ii) a failure of the conditions in Sections 6.3(d) and 6.3(o) or (iii) as a result of the termination of a Contract of a Major Customer arising from any interview that Buyer conducts with such Major Customer (each instance a “Forced Termination by Buyer”), the Company shall be solely responsible for the Company Transaction Costs.  In the event of a Forced Termination by Buyer, Buyer shall pay Members an amount equal to Company Transaction Costs plus the Audit Fees, provided that such amount shall be capped at $250,000.

5.4           Public Disclosure.  The parties agree that prior to making any public announcement with respect to this Agreement or any other matter relating to the transactions contemplated hereby, each will consult with the other and will use reasonable efforts either to agree upon the text of a proposed joint announcement or to obtain the other’s approval of the text of an announcement to be made solely on behalf of such party, provided that any party may make such disclosures or statements as it reasonably believes, after consulting with counsel, may be required by Law or any stock exchange, though the disclosing party will provide advance notice to the other party of such required disclosure as far in advance as is reasonably practicable.

5.5           Approvals.  The Company will obtain the Approvals, if any, from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the transactions contemplated hereby as to preserve all rights of and benefits to the Company thereunder.

5.6           Notification of Certain Matters.  The Company and the Members will give prompt notice to Buyer, and Buyer will give prompt notice to the Company and the Members, of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would  cause any representation or warranty of the Company, Members, or the Buyer contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company, Members, or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not limit or otherwise affect any remedies available to the party receiving such notice.

5.7           Additional Documents and Further Assurances.  Each party hereto, at the request of the other party hereto, will execute and deliver such other instruments and documents and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person, if any are necessary hereunder; provided, however, that Buyer will not be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party will be obligated to make a payment of money as a condition to obtaining any such condition or approval) as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.8           Company’s Accountants.  The Company and the Members will use commercially reasonable efforts to cause the Company’s management and its accountants to complete on an expedited basis the preparation of (a) the audited balance sheet and statements of operations and cash flows in accordance with GAAP, consistently applied, of the Company as of and for each of the fiscal years ended December 31, 2006 and 2005 (the “Audited Financial Statements”), (b) the unaudited balance sheet and statements of operations and cash flows in accordance with GAAP, consistently applied, of the Company as of and for the nine months ended September 30, 2007 (the “Nine Month Financial Statements” and, collectively with the Audited Financial Statements, the “Closing Financial Statements”) and (c) the Closing Estimates.  In the event the Closing has not occurred prior to December 31, 2007, the Company and the Members will use commercially reasonable efforts to cause the Company’s management and its accountants to complete on an expedited basis the preparation of (a) the audited balance sheet and statements of operations and cash flows of the Company as of and for the fiscal year ended December 31, 2007 in lieu of the Nine Month Financial Statements.

5.9           Commercially Reasonable Efforts.  Each party hereto will use its commercially reasonable efforts to perform and fulfill all obligations to be performed and fulfilled under this Agreement, and to cause all conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement will be consummated substantially in accordance with its terms.

5.10         Agreement to Defend and Indemnify.  Buyer will cause all rights to indemnification by the Company in favor of the Members and the officers of the Company set forth on Schedule 5.10 (hereinafter referred to as the “Company Indemnified Parties”) as provided in the Company’s operating agreement or pursuant to other instruments or agreements set forth on Schedule 5.10 in effect on the date hereof, to survive the Closing and to continue in full force and effect following the Closing Date until the expiration of the applicable statute of limitations; provided, however, Buyer shall not be liable under the foregoing indemnity for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the misrepresentation, willful misconduct, gross negligence of, or fraud perpetrated by, Company Indemnified Parties or under any other exception to indemnification under law or the documents set forth on Schedule 5.10.  The covenants contained in this Section 5.10 will survive the Closing Date until fully discharged and are intended to benefit each of the Company Indemnified Parties.

5.11         Employment Matters.

(a)           Buyer agrees that each employee of the Company who continues employment with the Company after the Closing Date shall be provided with healthcare benefit coverage and 401K Plan participation substantially similar in the aggregate to the healthcare benefit and 401K Plan participation provided to peer employees of Buyer of similar position and seniority, subject in each case to the terms of the applicable plan.

(b)           The Parties acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of the Parties and shall not create any right (i) in any other Person, including any employees, any participant in any employee benefit plan, agreement, program, policy or other arrangement or any beneficiary thereof or (ii) to continued employment with the Company Group and the Buyer.  After the Closing, nothing contained in this Agreement shall interfere with the Buyer’s or any Company Group’s rights to amend, modify or terminate any Benefit Plan or any employee benefit plan, agreement, program, policy or other arrangement currently or subsequently maintained by Buyer or the Company Group or to terminate the employment of any employee of Buyer or the Company Group for any or no reason; provided, however, that the Chander Employment Agreement shall govern the terms of Chander’s post-Closing employment with the Company.

5.12         Certain Tax Matters.  The Company and each Member hereby covenant and agree with respect to certain Tax matters, as follows:

(a)           Filing of Tax Returns.

(i)            Unless Buyer otherwise elects in a timely fashion, the Members shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the Company, its Subsidiaries and the Affiliated Company for all taxable periods ending on or before the Closing.  Such Tax Returns shall be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Company, its Subsidiaries and the Affiliated Company.  The Members shall submit all such Tax Returns to Buyer for its review at least twenty (20) business days prior to filing and shall not file such Tax Returns without the Buyer’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii)           Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of the Company and any Person included in the Company Group relating to taxable periods ending after the Closing.

(b)           Tax Covenants.

(i)            All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(ii)           Except with respect to any stock transfer or similar taxes (which shall be paid by the Members), any documentary, stamp, transfer, sales, use, registration and other such Taxes and any conveyance fees, recording charges and other fees and charges (collectively, “Transfer Taxes”) incurred in connection with this Agreement, and any penalties or interest with respect to the Transfer Taxes shall be paid by the Buyer, and the Buyer will prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and, if required by applicable laws, the Members will, to the extent necessary, join in the execution, and otherwise use commercially reasonable efforts to cooperate in the preparation of, any such Tax Returns and documentation.  Buyer and the Members agree to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to negotiate, reduce or eliminate any such Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated herein).

(iii)          Each of the Members and Buyer will reasonably cooperate with each other in connection with the filing of Tax Returns or amended Tax Returns, the preparation for any audit by any taxing authority, the filing of any refund claim for Taxes, the response to any inquiry by a Tax authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return or any other filing required to be made with any Tax Authority or any other matter, in each case, with respect to Taxes relating to the Company, any  Subsidiary or the Affiliated Company, as and to the extent reasonably requested by the Members or Buyer.  The parties agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that would be imposed as a result of the transactions contemplated by this Agreement.

(iv)          The Members will consult with Buyer prior to the formation of any new Subsidiary pursuant to Section 5.15 and will allow Buyer to control the status of such Subsidiary or Subsidiaries for U.S. Tax purposes.  Without limiting the foregoing, Buyer shall have the right to cause any such Subsidiary to file an election to elect its Tax status for U.S. tax purposes, to the extent such Subsidiary is otherwise eligible to do so.

(c)           Section 338(h)(10) Election.

(i)            If so requested by Buyer upon notice to the Members on or before the date that is four (4) months after the date hereof, and if agreed to by the Members as hereinafter conditioned, Buyer and the Members shall jointly make a Section 338(h)(10) Election in accordance with applicable laws (and under any comparable provision of state, local or foreign law for which a separate election is permissible) and as set forth herein.  In the case a Section 338(h)(10) Election is agreed to, Buyer and the Members agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules.  Buyer and the Members agree to report the transfers under this Agreement consistent with such elections, if made, and shall take no position contrary thereto unless required to do so by applicable Tax law or pursuant to a determination as defined in Section 1313(a) of the Code.

(ii)           Subject to Section 5.12(c)(iii) below, Buyer shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement and shall deliver such Section 338 Forms to the Members at least forty-five (45) days prior to the date such Section 338 Forms are required to be filed.  Provided that the requirements of Section 5.12(c)(iii), below are met, the Members shall execute and deliver to Buyer such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Forms at least twenty (20) days prior to the date such Section 338 Forms are required to be filed.  The Members shall provide Buyer with such information as Buyer reasonably requests in order to prepare the Section 338 Forms by the later of thirty (30) days after Buyer’s request for such information or thirty (30) days prior to the date on which Buyer is required to deliver such forms to Seller.

(iii)          Buyer shall determine the “Aggregate Deemed Sales Price” (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price among the assets of the Company (hereinafter, the “Allocation”), and shall deliver a statement setting forth the Allocation to the Members at least forty-five (45) days prior to the date on which the Section 338 Forms referred to in Section 5.12(c)(ii), above are required to be filed.  The Allocation shall be binding on the Members unless the Members shall, within ten (10) days of delivery to the Members of the Allocation, conclude in good faith that the Allocation is unreasonable.  Such allocation of the Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations.  Buyer shall be under no obligation to have such Allocation prepared by an independent appraiser.  The Members and Buyer (i) shall be bound by such Allocation for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns (including, but not limited to, the Section 338 Forms) to be filed with any Tax Authority in a manner consistent with such Allocation, and (iii) shall take no position inconsistent with such Allocation in any Tax Return, any proceeding before any Tax Authority or otherwise, unless required to do so by applicable law or pursuant to a determination as defined in Section 1313(a) of the Code.  In the event that such Allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.  To the extent that the Purchase Price is adjusted by reason of any payment under this Agreement, (i) the Aggregate Deemed Sales Price shall be adjusted to reflect such change, (ii) the provisions of this Section 5.12(c)(iii) shall be followed in redetermining the Allocation, and (iii) the parties will, to the extent required by applicable law, file amended Tax Returns consistent with such revised allocation.  As soon as reasonably practicable after (but in any event not more than fifteen (15) days following) receipt of the Allocation, the Members shall prepare and submit to Buyer a good-faith and reasonable calculation of the amount or amounts payable by Buyer to the Members (“Members’ Estimated Incremental Tax Liability”) pursuant to Section 5.12(c)(vi).  Buyer shall fund the Tax Escrow on behalf of the Members in the amount of the Members’ Estimated Incremental Tax Liability, so long as the Members have timely delivered to Buyer the Members’ Estimated Incremental Tax Liability, at which time Members shall return the executed Section 338 Forms to Buyer.  In the event of a dispute between Buyer and the Members as to the proper calculation of such amount or amounts, the parties shall cooperate with each other to mutually resolve such dispute in a reasonable manner; provided, however, that in the event the parties still disagree in good faith, as soon as reasonably practicable, the disputed matter shall be submitted to a mutually agreed upon nationally recognized Accounting Firm (that does not have a relationship with either party) for final determination.  Buyer shall fund the Tax Escrow notwithstanding the possibility that there exists a dispute regarding the proper calculation of the Members’ Estimated Incremental Tax Liability. In this regard, the Members will provide Buyer and its designated representatives with such assistance and such documents reasonably requested by them that are relevant to their ability to confirm or determine the amount of any payment or payments to be made hereunder.  The costs of such determination shall be borne by the Buyer.  If it is determined that the Tax Escrow contains any amounts in excess of the amount actually due under Section 5.12(c)(vi), then either (i) the Tax Escrow will be reduced in an amount equal to such excess or (ii) the Members shall return such amount, if already released from the Tax Escrow, no later than five (5) business days after Buyer and the Members have agreed upon the amount due or the amount due has been finally determined by the Accounting Firm.

(iv)          If Buyer elects to make a Section 338(h)(10) Election, the Members shall timely join such election if either (i) Buyer has met the requirements of Section 5.12(c)(iii) by funding the Tax Escrow on behalf of the Members or (ii) the Members fail to timely deliver a calculation of the amount or amounts payable by Buyer to the Members as required by Section 5.12(c)(iii).

(v)           Notwithstanding any other provision of this Agreement to the contrary, the Members agree that any income and gain recognized as a result of the making of the Section 338(h)(10) Election will be included in their Tax Returns and any resulting Tax liability will be paid by the Members.   The Members further agree that they will pay and be responsible for, and will indemnify and save Buyer and the Company harmless from, any Income Taxes imposed on Buyer and the Company by any state or local Tax authority resulting from Buyer’s election to treat the purchase of the Interests as an asset acquisition under the statutes of any such Tax Authority (whether or not such Tax Authority provides for an election similar in nature to the Section 338(h)(10) Election).

(vi)          In the event that a Section 338(h)(10) Election is made with respect to the sale of the Interests to Buyer hereunder, but except to the extent attributable to any Tax liability resulting from the application of Section 1374 of the Code (or corresponding provisions of state and local law), Buyer shall pay to the Members (or there shall be released from the Tax Escrow) all such additional amounts as are necessary to put the Members in the same after-tax position following receipt of all payments under this Agreement as if no Section 338(h)(10) Election had been made (i.e., the Members shall be grossed-up for their Tax liabilities), including any amounts that may result from a dispute with a Tax authority referred to in Section 5.12(c)(iii) and any additional payments of Purchase Price paid to the Members out of the Working Capital Escrow or the Earn-Out Escrow.

5.13         Conversion of Shares.  In the event of a  merger, reorganization, exchange of stock, or other Business Combination between the Buyer and another Person (an “Acquiring Entity”), any Closing Shares and Escrow Shares issued to each Member shall be exchanged for equity securities of the Acquiring Entity in accordance with the exchange ratio applicable to such Business Combination.

5.14         Buyer Required Consent.  Buyer will use its commercially reasonable efforts to obtain the consent of the Person identified on Schedule 3.6 to the transactions contemplated by this Agreement (the “Buyer Required Consent”) prior to the Closing.

5.15         Company Operations.  Prior to Closing the Company shall create a new wholly-owned Subsidiary organized in India.

5.16         Registration.  Buyer shall execute and deliver a registration rights agreement with the Members, that will provide the Members with customary piggyback registration rights for all Closing Shares and, to the extent earned and issued to the Members, all Escrow Shares in the event that Buyer shall determine to register any of its shares of Common Stock for its own account or for the account of other shareholders, or both (other than a registration relating solely to employee stock option or purchase plans on Form S-1, S-3 or S-8, or any successor form, or for any other similar limited purpose).  The registration rights agreement shall also provide that all expenses incurred in connection with any registration shall be borne by Buyer, provided, however, that Buyer shall not be required to pay underwriters’ fees, discounts, commissions or transfer taxes relating to the Closing Shares and/or the Escrow Shares. The registration rights agreement shall also provide that the Members’ rights to registration shall be subordinate to all other registration rights that holders of Buyer’s Common Stock have as of the date hereof, and that in the event of an underwritten offering, if marketing factors require the reduction in the number of shares of Common Stock to be so registered, that the Closing Shares and, to the extent earned and issued to the Members, all Escrow Shares, shall be cut back prior to any shares of Buyer and those of any other holder of Buyer’s Common Stock with superior rights.

ARTICLE 6
CONDITIONS TO THE ACQUISITION

6.1           Conditions to Obligations of Each Party to Effect the Transaction.  The respective obligations of each party to this Agreement to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           No Injunctions or Regulatory Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; nor shall there be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated hereby or the other transactions contemplated by the terms of the Agreement that would prohibit the consummation of the transactions contemplated hereby or which would permit consummation of the transactions contemplated hereby only if certain divestitures were made or if Buyer were to agree to limitations on its business activities or operations.

(b)           Legal Proceedings.  No Governmental or Regulatory Authority will have notified any party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority will have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

(c)           Domestic Lease.  The Buyer and Members will have entered into a lease that is commercially reasonable and mutually acceptable to the parties with respect to the Domestic Real Property (the “Domestic Lease”).

(d)           Foreign Lease. Company will have entered into a lease that is commercially reasonable and mutually acceptable to the parties with respect to the Foreign Real Property (the “Foreign Lease”).

(e)           Escrow Agreement.  The Buyer, the Company and each Member shall have executed the Escrow Agreement in a form and on terms reasonably acceptable to each of them.

6.2           Additional Conditions to Obligations of the Company and Members.  The obligations of the Company and Members to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and Members:

(a)           Representations and Warranties.  Each of the representations and warranties made by Buyer in this Agreement shall be true and correct  in all material respects when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except that any representation or warranty that expressly speaks as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

(b)           Performance.  Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing Date.

(c)           Officers’ Certificates.  Buyer will have delivered to the Company a certificate or certificates, dated the Closing Date and executed by its respective President and/or its Chief Executive Officer, certifying as to Buyer’s compliance with the condition set forth in Section 6.2(a).

(d)           [Reserved]

(e)           No Material Adverse Effect.  There will have occurred no Material Adverse Effect on Buyer since the date hereof.

6.3           Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Company and Members in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except that any representation or warranty that expressly speaks as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

(b)           Performance.  The Company shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.

(c)           Officers’ Certificates.  The Company and Members shall have delivered to Buyer a certificate or certificates, dated the Closing Date and executed by the President and/or the Chief Executive Officer of the Company, certifying as to the Company’s and the Members’ compliance with the condition set forth in Section 6.3(a) and (b) above.

(d)           Acquisition Financing.  Buyer shall have obtained the financing necessary to fund the cash consideration pursuant to this Agreement and to satisfy all of its obligations under this Agreement on such other terms as are customary for transactions of such type and in a form and on terms  acceptable to Buyer.

(e)           Third Party Consents.  Buyer will have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers, if any, listed in Schedule 6.3(e).

(f)            Non-Competition Agreement.  Each of the Members shall have executed and delivered to Buyer a Non-Competition Agreement in substantially the forms attached hereto as Exhibit A.

(g)           General Release.  Each of the Members shall have executed and delivered to Buyer a General Release in substantially the forms attached hereto as Exhibit B.

(h)           Escrow Agreement.  The parties will have entered into the Escrow Agreement with the Escrow Agent in substantially the form attached hereto as Exhibit C.

(i)            Employment Agreement.  Chander shall have executed and delivered to Buyer an Employment Agreement in substantially the form attached hereto as Exhibit D (the “Chander Employment Agreement”).

(j)            No Material Adverse Effect.  There will have occurred no Material Adverse Effect on the Company since the date hereof.

(k)           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions will be in form and substance reasonably satisfactory to Buyer and its counsel, and Buyer will have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(l)            Audit.     Company shall have completed an audit of Company and shall have delivered to Buyer true and complete copies of the Closing Financial Statements.  Such Closing Financial Statements shall each be audited and shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) except that the Nine Month Financial Statements shall have been reviewed by the Company’s auditor and are not required to contain any of the footnotes required by GAAP.  The Closing Financial Statements will present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein.  In the event the Closing has not occurred prior to December 31, 2007, the Company shall have received (a) an audited balance sheet and statements of operations and cash flows of the Company as of and for the fiscal year ended December 31, 2007.  The Closing Financial Statements shall not differ materially from the Company Financial Statements. For purposes of this paragraph, a material difference shall mean: (i) total revenue that is more than 5% lower than the total revenue as set forth in the Company Financial Statements, (ii) total expenses that are more than 5% higher than the total expenses set forth in the Company Financial Statements, and (iii) net income that are more than 5% lower than the net income set forth in the Company Financial Statements or Affiliated Entity Financial Statements, as applicable.

(m)          CFO Certificate.  The Company shall have delivered to Buyer a certificate signed on behalf of the Company by the Company’s Chief Financial Officer setting forth the Closing Estimates  and the Company Transaction Costs.

(n)           FIRPTA Certificate.  Each of the Members shall have delivered to the Buyer at the Closing a certification of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445(b)(2), duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv).

(o)           Buyer Required Consent.  Buyer shall have obtained the Buyer Required Consent.

(p)           Employees.  All of the employees listed in Schedule 5.1 will be employed by the Company at the Closing (and will have not given any notice or other indication that they will not continue to be willing to be employed or retained by the Company as a wholly-owned subsidiary of Buyer following the transactions contemplated hereby).

ARTICLE 7
INDEMNIFICATION

7.1           Survival of Representations, Warranties, Covenants and Agreements.  All representations and warranties made by any party in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date (the “Representation Termination Date”); provided, however that the representations and warranties in (i) Section 2.3 (Capitalization) shall survive indefinitely, (ii) the representations and warranties contained in Section 2.10 (Taxes) will survive until sixty (60) days following the expiration of the statute of limitations applicable to claims with respect to the matters covered thereby, and (iii) if at any time prior to the Representation Termination Date or any later date on which any applicable representations terminate as set forth in (i) and (ii) above (the “Later Date”) , Buyer delivers to Members’ Representative a notice stating the existence of a breach in any of the representations and warranties made by the Company and/or the Members, or a breach of a covenant made by the Company and/or the Members and asserting a claim for recovery under this Article 7 based on such breach, then the claim asserted in such notice shall survive the Representation Termination Date or the Later Date until such time as such claim is fully and finally resolved. All obligations of the Parties under the covenants contained herein shall survive (y) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance or (z) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations.  Notwithstanding anything to the contrary herein, the limitations in this Section 7.1 shall not apply under circumstances involving fraud or willful misconduct by the Company or the Members, in which case a limitation equal to the applicable statute of limitations will apply.

7.2           Indemnification.

(a)           Subject to the terms and conditions of this Article, the Members will jointly and severally indemnify and hold harmless Buyer and its officers, directors, stockholders, affiliates, attorneys, agents and subsidiaries, including officers and directors of any Buyer subsidiaries (hereinafter referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all Losses arising out of (i) any misrepresentation in or breach or alleged breach of the representations or warranties given or made by the Company or any Member in this Agreement, or any certificate, instrument or document delivered by the Company or any Member pursuant to this Agreement; (ii) any breach or alleged breach of any covenant or agreement of the Company or the Members in this Agreement; (iii) the amount of any Company Debt on the Closing Date to the extent such amount is not deducted in calculating the Closing Cash Consideration; (iv) the amount by which the Working Capital Deficit exceeds the Working Capital Reserve; (v) all Pre-Closing Taxes; and (vi) the Company Transaction Costs to the extent such amount has not been paid by the Company or the Members prior to Closing or deducted in calculating the Closing Cash Consideration.

(b)           Buyer shall indemnify and hold harmless each of the Members and each of their respective, affiliates, attorneys and agents  (each, a “Member Indemnified Person” and, collectively, “Member Indemnified Persons”) from and against any and all Losses arising out of (i) any misrepresentation in or breach of the representations, warranties, covenants and agreements given or made by Buyer in this Agreement, or any certificate, instrument or document delivered by Buyer pursuant to this Agreement; and (ii) the Working Capital Surplus, if any.

(c)           No investigation made by or on behalf of Buyer with respect to the Company Group or the Members shall be deemed to affect Buyer’s reliance on the representations, warranties, covenants and agreements made by the Company or the Members contained in this Agreement and shall not be a waiver of Buyer’s rights to indemnity as provided herein for the breach or inaccuracy of or failure to perform or comply with any of the Company’s or Members’ representations, warranties, covenants or agreements under this Agreement.

(d)           In the event the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any breach or alleged breach of any representation, warranty or covenant, then (without limiting any of the rights of the Company as a Buyer Indemnified Person) Buyer shall also be deemed, by virtue of its ownership of the outstanding equity interests of the Company, to have incurred Losses (without duplication) as a result of and in connection with such breach or alleged breach.

(e)           No claims or causes of action arising out of or related to the transactions contemplated by this Agreement may be asserted by any Indemnified Party for consequential, incidental,  punitive, exemplary, special and indirect Losses, other than pursuant to amounts suffered or incurred in connection with Third Party Claims.

(f)            The amount of any Losses for which indemnification is provided under this Article 7 shall be net of any insurance proceeds (net of premium increases), tax benefits (but only to the extent that such tax benefits are actually realized by the indemnified party for the taxable year in which the indemnification payment is received in the form of (i) a Tax refund or (ii) a deduction that reduces a Tax liability for such taxable year), credits, discounts or other offsets received by the Indemnified Party.  The Indemnified Party agrees to use its commercially reasonable efforts to pursue and collect on any recovery available from any insurance policy or otherwise and to net any such recovery from the indemnification claim sought, provided, however that all costs of pursuing and collecting any recovery (whether or not obtained) shall be divided equally between the Company and the Members.

7.3           Third-Party Claims.

(a)           In the event a Buyer Indemnified Person or Member Indemnified Person (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) becomes aware of a third-party claim that is or may be based on any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the other party in this Agreement (each, an “Indemnifying Party”), which the Indemnified Party believes may result in a claim against it (a “Third Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party (or, if the Indemnifying Parties are the Members, the Members’ Representative) of such Third Party Claim.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will limit any Indemnified Party’s right to indemnification under this Article 7 (except to the extent such failure materially prejudices the defense of such Action or Proceeding).  By written notice to the Indemnified Party within twenty (20) days after delivery of notice of such a claim, the Indemnifying Party’s representative on behalf of the Indemnifying Party will be entitled, at the Indemnifying Party’s expense, to participate in any defense of such claim by the Indemnified Party, provided that the Indemnified Party will direct the defense and settlement of such claims.

7.4           Earn-Out Escrow Offset.  In the event that there has been a final, non-appealable decision, or an agreement between Buyer and Members’ Representative, that a Buyer Indemnified Person is entitled to indemnification or other claim under this Agreement, the date of such decision the “Indemnification Determination Date,” the Buyer  shall offset, as payment for Losses, that number of Escrow Shares having a value equal to the amount of such Losses, and such offset shall occur at the time the amount of such Losses is determined.  Any such offset shall be applied against the 2008 Escrow Shares first, the 2009 Escrow Shares second, and the 2010 Escrow Shares third.  For purposes hereof, the value of the Escrow Shares shall be determined based on the closing price for a share of Buyer Common Stock as of the Indemnification Determination Date.  In the event of the application of this Section 7.4, the number of Escrow Shares subject to Buyer’s offset shall be reduced proportionately between the Members.  Within five (5) days after the Indemnification Determination Date, Buyer and the Members’ Representative shall issue joint written instructions to the Escrow Agent as to the number of Escrow Shares forfeited by the Members to be delivered to Buyer to be retired and canceled.  Notwithstanding anything else in this Agreement to the contrary, this Section 7.4 shall not be the sole and exclusive remedy for Losses (a) under Section 7.2(a)(iii), (iv), (v) and (vi), (b) under Section 7.2(a)(i) to the extent related to a breach of Section 2.3 (Capitalization), Section 2.10 (Taxes), (c) to the extent such Losses are caused by fraud or willful misconduct by the Company or the Members; or (d) attributable to Pre-Closing Taxes ((a), (b),(c) and (d) above shall be hereinafter referred to as the “Uncapped Losses”).

7.5           Limitations.

(a)           No claim by a Buyer Indemnified Person for indemnity under Section 7.2(a)(i)-(ii) will be recoverable unless the aggregate amount of all Losses exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), in which case the Member Indemnifying Persons indemnification obligation under this Article 7 shall apply to the full amount of Losses in excess of the Basket; provided, however, that in no event shall the Members’ liability for any Losses pursuant to this Agreement exceed Two Million Dollars ($2,000,000). Notwithstanding anything else in this Agreement to the contrary, the limitations of this Section 7.5 shall not apply in respect of Uncapped Losses.

(b)           After the Closing, the rights and remedies provided in this Article 7 shall constitute the sole and exclusive remedy of Buyer and any Buyer Indemnified Party with respect to claims (monetary or otherwise) relating to this Agreement or the transactions contemplated hereby, including any claims for Losses, in each case other than Uncapped Losses.

(c)           Treatment of Indemnification Payments.  Any indemnification payments made with respect to this Article 7 shall be treated as an adjustment to the Purchase Price (except as otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code).  Any such indemnification payment treated as an adjustment to the Purchase Price shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the assets of the business.

7.6           Calculation of Losses.  If the Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of a Loss, then the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within ten (10) days after being notified by the Indemnified Party of the payment of such liability (i) an amount equal to such additional Taxes (the “Tax Reimbursement Amount”) plus (ii) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (ii), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss..

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual agreement of the Company, the Members and Buyer;

(b)           by Buyer or the Members if (i) the Closing has not occurred before 10:00 am (Eastern Standard Time) on December 30, 2007 or on such later date as the parties hereto may mutually agree; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)           by Buyer if there shall be any action taken, or any Law enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Governmental or Regulatory Authority, which would: (i) prohibit Buyer’s ownership or operation of all of the business of the Company Group or (ii) compel Buyer to dispose of or hold separate any of the Assets and Properties of the Company Group as a result of the transactions contemplated hereby;

(d)           by Buyer if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Members and the Company or Members, as the case may be, have not cured such breach within 30 days following receipt by the Company or Members, as the case may be, of written notice of such breach or earlier if the Company or the Member are not using their reasonable efforts to cure such breach after written notice of such breach to the Company or Members, as the case may be (provided, however, that, no cure period will be required for a breach which by its nature cannot be cured); and

(e)           by the Members if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and Buyer has not cured such breach within 30 days following receipt by the Company of written notice of such breach or earlier if Buyer is not using its reasonable efforts to cure such breach after written notice of such breach to Buyer (provided, however, that no cure period will be required for a breach which by its nature cannot be cured).

8.2           Effect of Termination.  In the event of a termination of this Agreement as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Buyer, the Members, or the Company, or their respective officers, directors or shareholders or Affiliates or Associates or their respective officers, directors or shareholders, except to the extent that such liability results from the breach by a party of this Agreement; provided, however, that the provisions of Sections 5.2, 5.3, 5.4, and 8.2 and of Articles 9 and 10 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

8.3           Non-Solicit.  In the event of a Forced Termination by Buyer, neither Buyer nor its Affiliates shall directly or indirectly for a period of one (1) year following such Forced Termination by Buyer (i) induce, encourage or otherwise solicit any employee, independent contractor, consultant or business partner of the Company to terminate his, her or its employment relationship, contract, consulting relationship or partnership arrangement with the  Company; or (ii) induce, encourage or otherwise solicit any employee or consultant of the Company to accept employment with any other entity during such individual’s employment or engagement with the Company; provided, however, that this Section 8.3 shall not prohibit a general solicitation to the public of general advertising for employees so long as the advertising does not target employees or consultants of the Company.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class registered or certified mail, return receipt requested, or sent by overnight courier prepaid, to the parties at the following addresses or facsimile numbers or electronic email addresses:

If to Buyer to:

Francis E. Wilde, Chairman & CEO

Shea Development Corp.

3452 Lake Lynda Drive, #350

Orlando, Florida 32817

Telephone: 407-282-3545

Facsimile: 407-249-0089

with a copy (which shall not constitute notice) to:

Timothy R. Curry

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94095

Telephone: 650-473-2600

Facsimile: 650-473-2601

and

Robert T. Lincoln

Dunnington, Bartholow & Miller LLP

477 Madison Avenue, 12th Floor

New York, NY 10022

Telephone: 212-682-8811

Facsimile: 212-661-7769

If to the Company or Members to:

Mr. Subhash Chander

5168 Campbells Run Road

Pittsburgh, PA 15205

Telephone: 412-747-7744

Facsimile: 412-747-8095

with a copy (which shall not constitute notice) to:

David Grubman

Buchanan Ingersoll & Rooney PC

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA 15219

Telephone: 412-562-3983

Facsimile: 412-562-1041

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, provided there is a written confirmation of receipt, and (c) if delivered by overnight courier to the addresses as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.2           Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement, inclusive of the references to all other agreements, incorporated herein by reference (including, without limitation, the Escrow Agreement, the Chander Employment Agreement, the Non-Competition Agreements, the General Releases, the Foreign Lease and the Domestic Lease), constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of the parties’ agreement.  Furthermore, this Agreement and the terms and conditions contained herein, regardless of any statements to the contrary contained within any subsequently dated agreements, shall take precedence over any other documents or other agreements, incorporated herein by reference, entered into by and between the parties that may conflict with this Agreement.  Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, each of the parties to this Agreement acknowledges that no other representations or warranties have been relied upon by that party or made by any other party or its officers, directors, employees, agents, financial and legal advisors or other representatives.

9.3           No Acceleration.  In no event shall any consideration outlined in Article 1, or under any other agreements, incorporated herein by reference, be deemed earned, accelerated or due and payable prior to payment date as stated herein or in such other agreements.

9.4           Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, the parties will execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby.  Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied.

9.5           Amendment.  This Agreement may be amended by the parties hereto at any time before the Closing by execution of an instrument in writing signed by the Members’ Representative, the Company  and the Buyer and after the Closing by execution of an instrument in writing signed on behalf of Buyer, the Company and Members’ Representative.

9.6           Extension.  At any time prior to the Closing, Buyer, the Members’ Representative and the Company may, to the extent legally allowed, extend the time for the performance of any of the obligations of the other party hereto.

9.7           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  With respect to the Members, the Members’ Representative shall have the exclusive authority to provide such a waiver on behalf of the Members.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.8           Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity as described in Article 7.

9.9           Members’ Representative.

(a)           The Members hereby constitute and appoint Chander as their representative (“Members’ Representative”), with full power and authority in each of their names and on behalf of each of them:

(i)            to act on behalf of each of the Members in the absolute discretion of the Members’ Representative with respect to all provisions of this Agreement, including the power to act in connection with Section 1.2, Section 1.3, Section 1.5 and Article 7 hereof and any matter as to which each or any of the Members, jointly and severally, have obligations or are indemnified under Article 7 hereof, and with respect to any notices, instructions or directions hereunder; and

(ii)           in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Agreement.

(b)           Any action, request, decision or resolution to be made by the Members under this Agreement shall only be made by and through the Members’ Representative.  The Members’ Representative may be replaced by the Members at any time on five (5) days written notice to Buyer signed by each of the Members.  Any such action, request, decision or resolution made by the Members’ Representative shall be deemed to be the action, request, decision or resolution of the Members, individually and collectively.

(c)           This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and, other than as set forth above, is irrevocable and shall not be terminated by any act of the Members or by operation of law.  Each of the Members hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Members’ Representative pursuant to this Agreement.

(d)           Buyer shall be entitled to rely upon any document or other paper delivered by the Members’ Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Members’ Representative, and Buyer shall not be liable to any of the Members for any action taken or omitted to be taken by Buyer in such reliance.

9.10         No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other parties and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.11         Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.12         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.13         Governing Law.  This Agreement, any ancillary agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in New York, New York and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reasons other than the failure to serve process in accordance with this Section 9.13, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attaching in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.14         Construction.  The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, will not be construed strictly or in favor of or against any party hereto but rather will be given a fair and reasonable construction without regard to the rule of contra proferentum.

9.15         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.16         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that Section 5.2 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of Section 5.2 of this Agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE 10
DEFINITIONS

10.1         Definitions.

(a)           As used in this Agreement, the following defined terms will have the meanings indicated below:

“$” means United States Dollars unless otherwise indicated.

“Accounting Transition Taxes” means the Company’s tax liability related to the transition of the Company from cash to accrual accounting.

“Actions or Proceedings” means any action, suit, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities of that Person or any of its Affiliates (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner or officer of such Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Affiliated Company” means WOW Information Solutions Private Limited.

 “Agreement” means this Interest Purchase Agreement, the Schedules the Exhibits, and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, in each case who has the same home as such Person.

“Basket” has the meaning ascribed to it in Section 7.5(a) of the Agreement.

“Benefit Plan” has the meaning ascribed to it in Section 2.13(a) of the Agreement.

“Blue Sky Laws” means United States state securities or “blue sky” laws.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Person, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company, taken as a whole.

“Buyer” has the meaning ascribed to it in the forepart of this Agreement.

“Buyer Common Stock” means the common stock of Shea Development Corp., par value $0.01 per share.

“Buyer Indemnified Person(s)” has the meaning ascribed to it in Section 7.2(a) of the Agreement.

“Calculation Period” means that period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.

“Calendar Year” means each of Calendar Year 1, Calendar Year 2 and Calendar Year 3.

“Chander Closing Cash Amount” has the meaning ascribed to it in Section 1.1(b)(viii) of the Agreement.

“Chander Employment Agreement” has the meaning ascribed to it in Section 6.3(i) of

“Closing” has the meaning ascribed to it in Section 1.4 of the Agreement.

“Closing Cash Consideration” has the meaning ascribed to it in Section 1.1(b)(ii) of the Agreement.

“Closing Date” has the meaning ascribed to it in Section 1.4 of the Agreement.

“Closing Shares” has the meaning ascribed to it in Section 1.1(b)(x) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Debt” has the meaning ascribed to it in Section 1.1(b)(vi) of the Agreement.

“Company Financial Statements” means the unaudited financial statements (balance sheet and statements of operations and cash flow) of the Company as of and for the twelve (12) month periods ended December 31, 2005 and December 31, 2006 and the nine (9) month period ended September 30, 2007.

“Company Group” means the Company and each Company Subsidiary, if any.

“Company Indemnified Parties” has the meaning ascribed to it in Section 5.10 of the Agreement.

“Company Intellectual Property” means any Intellectual Property that is (i) owned by; (ii) licensed to; or (iii) was developed or created by or for the Company.

“Company Subsidiaries” means each Subsidiary of the Company.

“Company Transaction Costs” has the meaning ascribed to it in Section 1.1(b)(vii) of the Agreement.

“Confidential Information” has the meaning ascribed to it in Section 2.15(h) of the Agreement.

“Confidential Matters” has the meaning ascribed to it in Section 5.2 of the Agreement.

“Contract” means any material mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, including without limitation:

(i)            any distributor, sales, advertising, agency or manufacturer’s representative contract;

(ii)           any continuing contract with any customer or for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $5,000 over the life of the contract;

(iii)          any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

(iv)          any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(v)           any contract for capital expenditures in excess of $5,000 in the aggregate;

(vi)          any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

(vii)         any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property having an original cost of more than $25,000;

(viii)        any contract with any person with whom the Company does not deal at arm’s length; or

(ix)           any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

“Domestic Real Property”  means the real property located at 5168 Campbells Run Rd Pittsburgh, PA 15205 owned by WOW Estates, LLC.

“Environmental Laws” means the Resource Conservation and Recovery Act, as amended 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., and all other applicable state, federal and local Laws (including common laws), binding interpretations, binding policies, which pertain to, govern or otherwise regulate any of the following (a) the emission, discharge, release, threat of release, or spilling of any substance, waste, chemical, pollutant or contaminant into the air, surface water, groundwater, soil or substrata; (b) the manufacturing, processing, sale, generation, treatment, storage, disposal, labeling or other management of waste, hazardous substances, toxic substances, toxic waste, or hazardous waste as may be defined as such by any applicable Law, (c) the protection of human health from exposure to any material referred to in Subsection (b) of this definition, or (d) protection of the environment and natural resources.

“Escrow Agent” has the meaning ascribed to it in Section 1.1(b)(xvii) of the Agreement.

“Financial Statement Date” means September 30, 2007.

“Foreign Real Property” means the real property located at 6, Independent Electronic Module, Sector - 18, Electronic City, Gurgaon (Haryana) owned by the Affiliated Company.

“GAAP” means accounting principles generally accepted in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Material” means any material or substance that is regulated or controlled as or constitutes a hazardous substance, hazardous material or hazardous waste, contaminant, special waste, toxic substance, toxic waste, radioactive material or pollutant, or any variation thereof (as such terms are defined or listed in any Environmental Law), including without limitation, lead-based paint, petroleum, petroleum-based products, polychlorinated biphenyls, urea formaldehyde or asbestos-containing material.

“Escrow Shares” has the meaning ascribed to it in Section 1.1(b)(xi) of the Agreement.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party(ies)” has the meaning ascribed to it in Section 7.3 of the Agreement.

 “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past, present and future infringement, if any, in connection with any of the foregoing.

“Interests” has the meaning ascribed to it in the Recitals to this Agreement.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“Khatri Closing Cash Amount” has the meaning ascribed to it in Section 1.1(b)(ix) of the Agreement.

“knowledge” or “known to” or any similar phrase means, with respect to any person, the actual knowledge of such person’s officers and directors and the actual knowledge of those employees of such person and its subsidiaries who report directly to such officers and whom such officers reasonably believe would have actual knowledge of the matters represented; provided, however, that with respect to the Company, the phrases “knowledge” or “known to,” shall be limited to the knowledge of the Members.

“Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

“Lien” or “Liens” means any option, mortgage, pledge, assessment, security interest, lease, lien, easement, charge or adverse claim or other encumbrance of any kind, or any conditional sale Contract, right of first refusal, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal, provincial or state securities law.

“Losses” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

“Major Customer” means each of the Persons identified on Schedule 2 of this Agreement.

“Material Adverse Effect on the Company” means any change, event or development that is or would be reasonably expected to be materially adverse to the  Assets and Properties, Liabilities, business, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (A) any change, event or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners or employees,; (B) any change, event or development attributable to conditions affecting the industry and markets in which the Company operates, the U.S. economy or capital or financial markets generally; (C) any change, event or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Buyer has consented; (D) changes in Laws after the date hereof; (E) changes in accounting rules after the date hereof; or (F)  earthquakes, hostilities, acts of war, sabotage, terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date hereof.  Notwithstanding anything else to the contrary in this Agreement, the receipt by the Company or the Members of any written notice by a Major Customer of its termination of, its intent to terminate, or its intent not to renew any Contract or other agreement between the Company and such Major Customer shall be deemed a “Material Adverse Effect on the Company.”

“Material Adverse Effect on Buyer” means any circumstance involving, change in or effect on (or any such circumstance, change or effect involving a prospective change in or effect on) Buyer or any of its subsidiaries that would reasonably be expected to prevent Buyer and Acquisition from consummating the transactions contemplated by this Agreement.

“Members” has the meaning ascribed to it in the forepart of this Agreement.

“Member Indemnified Person(s)” has the meaning ascribed to it in Section 7.2(b) of the Agreement.

“Members Portion of Accounting Transition Taxes” means fifty percent (50%) of the amount of the Accounting Transition Taxes; provided, however, that in no event shall such amount exceed $100,000.

“Members’ Representative” has the meaning ascribed to it in Section 9.9(a) of the Agreement.

“Non-Competition Agreement” has the meaning ascribed to it in the recitals of the Agreement.

“Officer’s Certificate” has the meaning ascribed to it in Sections 6.2(c) and 6.3(c) of the Agreement.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Tax” means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

“Operating Agreement” means that certain Operating Agreement of WOW Global Corporation, LLC dated August 1, 2005, initially by and among the Company, Denise Stokes, James A. Stokes, Jr., Sarita Khatri and Subhash Chander, as amended.

 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Pre-Closing Taxes” means, without duplication (i) all liability for Taxes of the Members (except to the extent covered by Section 5.12(c)(v) on account of a Section 338(h)(10) Election, if any) or the Affiliated Company; (ii) all liability for Taxes of the Company or any of its Subsidiaries (including any Person included in the Company Group) for Pre-Closing Tax Periods; (iii) all liability for Taxes attributable to the transfer of assets to a Company Subsidiary; (iv) all liability for Taxes attributable to any misrepresentation or breach of any representation or warranty in Section 2.10 (determined as if each such representation, warranty, covenant or agreement contained no qualification as to materiality or Material Adverse Effect); (v) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of the Members with respect to the Company or any of its Subsidiaries under this Agreement; and (vi) all liability of the Company for Taxes of any other Person pursuant to any contractual agreement entered into on or before the Closing Date.

 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Registered Intellectual Property” will mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks, intent-to-use applications, other registrations or applications to trademarks or service marks, or trademarks or service marks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

                “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election.  Section 338 Forms shall include, without limitation, any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulation promulgated under Section 338 of the Code.

“Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code with respect to Buyer’s acquisition of the Interests pursuant to this Agreement.  A Section 338(h)(10) Election shall include any corresponding election under state or local law pursuant to which a separate election is permissible with respect to Buyer’s acquisition of the Interests pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any specified Person shall mean any corporation fifty percent (50%) or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity fifty percent (50%) or more of the total equity interest of which, is directly or indirectly owned by such specified Person.  For the avoidance of doubt, the term “Subsidiary” shall include any Person included in the Company Group.

“Tax” or “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.

“Tax Escrow” means an escrow account with the Escrow Agent established on terms substantially similar to those set forth in the Escrow Agreement for the Closing Payment Escrow, provided (i) Buyer shall earn any interest on the funds while in the escrow account and (ii) the release to the Members of the funds placed in the escrow by Buyer shall be on the date that is five (5) Business Days prior to the date Members’ Tax liability in connection with the transactions contemplated by this Agreement becomes due and payable.

“Tax Reimbursement Amount” has the meaning ascribed to it in Section 7.6 of the Agreement.

“Tax Returns” means any and all returns, statements, reports, or forms (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed or maintained with respect to Taxes (including any and all amendments, schedules, exhibits and attachments thereto).

“Third Party Intellectual Property Rights” has the meaning ascribed to it in Section 2.15(c) of the Agreement.

“Total Closing Consideration” has the meaning ascribed to it in Section 1.1(b)(xiii) of the Agreement

“Transfer Taxes” has the meaning ascribed to it in Section 5.12(b)(ii) of the Agreement.

“Working Capital Reserve” has the meaning ascribed to it in Section 1.1(b)(xiv) of the Agreement.

10.2         Construction.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined or qualified herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to the Buyer, on the one hand, and the Company and Members, on the other, and the terms “third party” or “third parties” refers to Persons other than Buyer, Company or the Members.

[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer, Members and the Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

WOW GLOBAL CORPORATION, LLC		SHEA DEVELOPMENT CORP.

By:		By:
	Subhash Chander		Francis E. Wilde
	President		Chairman and CEO

SUBHASH CHANDER		SARITA KHATRI

By:		By: